EXHIBIT 99.3

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

(a)       Documents filed as part of this report

1) All financial statements

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
SanDisk Corporation

We have audited the accompanying Consolidated Balance Sheets of SanDisk Corporation as of December 28, 2008 and December 30, 2007, and the related Consolidated Statements of Operations, Equity, and Cash Flows for each of the three years in the period ended December 28, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SanDisk Corporation at December 28, 2008 and December 30, 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 28, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, on December 29, 2008, SanDisk Corporation adopted Financial Accounting Standards Board Staff Position (“FSP”) No. APB 14-1 (“FSP APB 14-1”), Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and Financial Accounting Standards No. 160 ("SFAS 160"), Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, and retrospectively adjusted all periods presented in the consolidated financial statements for the changes.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of SanDisk Corporation’s internal control over financial reporting as of December 28, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”) and our report, dated February 20, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California
February 20, 2009, except with respect to the retroactive adoption of accounting principles described in Note 1, as to which the date is June 1, 2009.

SANDISK CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 28, 2008	December 30, 2007
	(In thousands, except for share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$962,061	$833,749
Short-term investments	477,296	1,001,641
Accounts receivable from product revenues, net of allowance for doubtful accounts of $13,881 in fiscal year 2008 and $13,790 in fiscal year 2007	122,092	462,983
Inventory	598,251	555,077
Deferred taxes	84,023	203,880
Other current assets	469,961	233,952
Total current assets	2,713,684	3,291,282
Long-term investments	1,097,302	1,060,393
Property and equipment, net	396,987	422,895
Notes receivable and investments in flash ventures with Toshiba	1,602,291	1,108,905
Deferred taxes	15,188	4,467
Goodwill	—	840,870
Intangible assets, net	63,182	322,023
Other non-current assets	43,506	56,637
Total assets	$5,932,140	$7,107,472

LIABILITIES
Current liabilities:
Accounts payable trade	$240,985	$285,711
Accounts payable to related parties	370,006	158,443
Other current accrued liabilities	502,443	286,850
Deferred income on shipments to distributors and retailers and deferred revenue	149,575	182,879
Total current liabilities	1,263,009	913,883
Convertible long-term debt	954,094	903,580
Non-current liabilities	274,316	133,706
Total liabilities	2,491,419	1,951,169

Commitments and contingencies (see Note 13)

EQUITY
Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized shares: 4,000,000, Issued and outstanding: none	—	—
Common stock, $0.001 par value; Authorized shares: 800,000,000; Issued and outstanding: 226,128,177 in fiscal year 2008 and 224,166,707 in fiscal year 2007	226	224
Capital in excess of par value	4,154,166	4,038,712
Retained earnings (accumulated deficit)	(902,799)	1,083,825
Accumulated other comprehensive income	188,977	32,475
Total stockholders’ equity	3,440,570	5,155,236
Non-controlling interests	151	1,067
Total equity	3,440,721	5,156,303
Total liabilities and equity	$5,932,140	$7,107,472

The accompanying notes are an integral part of these consolidated financial statements.

SANDISK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
	(In thousands, except per share amounts)
Revenues
Product	$2,843,243	$3,446,125	$2,926,472
License and royalty	508,109	450,241	331,053
Total revenues	3,351,352	3,896,366	3,257,525

Cost of product revenues	3,233,753	2,628,838	2,007,684
Amortization of acquisition-related intangible assets	54,512	64,809	10,368
Total cost of product revenues	3,288,265	2,693,647	2,018,052
Gross profit	63,087	1,202,719	1,239,473

Operating expenses
Research and development	429,949	418,066	306,866
Sales and marketing	328,079	294,594	203,406
General and administrative	204,765	181,509	159,835
Impairment of goodwill	845,453	—	—
Impairment of acquisition-related intangible assets	175,785	—	—
Amortization of acquisition-related intangible assets	17,069	25,308	17,432
Write-off of acquired in-process technology	—	—	225,600
Restructuring and other	35,467	6,728	—
Total operating expenses	2,036,567	926,205	913,139
Operating income (loss)	(1,973,480)	276,514	326,334
Interest income	94,417	133,355	101,088
Income (loss) in equity investments	(39,568)	(9,949)	6,678
Interest (expense) and other income (expense), net	(33,743)	(47,262)	(30,745)
Total other income	21,106	76,144	77,021
Income (loss) before provision for income taxes	(1,952,374)	352,658	403,355
Provision for income taxes	34,250	156,831	221,343
Net income (loss)	(1,986,624)	195,827	182,012
Less: Income attributable to non-controlling interests	—	5,211	1,619
Net income (loss) attributable to common stockholders	$(1,986,624)	$190,616	$180,393
Earnings (loss) per share:
Basic	$(8.82)	$0.84	$0.91
Diluted	$(8.82)	$0.81	$0.87
Shares used in computing earnings (loss) per share:
Basic	225,292	227,744	198,929
Diluted	225,292	235,857	207,451

The accompanying notes are an integral part of these consolidated financial statements.

SANDISK CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY

	Stockholders’ Equity
	Common Stock Shares	Common Stock Par Value	Capital in Excess of Par Value	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Deferred Compensation	Total	Non-controlling Interests	Total Equity
	(In thousands)
Balance at January 1, 2006	188,222	$188	$1,621,819	$906,624	$2,635	$(7,475)	$2,523,791	$—	$2,523,791
Net income	—	—	—	180,393	—	—	180,393	1,619	182,012
Unrealized income on available-for-sale investments	—	—	—	—	2,315	—	2,315	—	2,315
Unrealized loss on investments in foundries	—	—	—	—	(227)	—	(227)	—	(227)
Foreign currency translation	—	—	—	—	770	—	770	—	770
Comprehensive income							183,251	1,619	184,870
Subsidiary shares from non-controlling interests	—	—	—	—	—	—	—	8,848	8,848
Distribution to non-controlling interests	—	—	—	—	—	—	—	(4,491)	(4,491)
Issuance of shares pursuant to equity plans	4,861	5	87,049	—	—	—	87,054	—	87,054
Issuance of stock pursuant to employee stock purchase plan	264	—	9,250	—	—	—	9,250	—	9,250
Issuance of restricted stock	63	—	—	—	—	—	—	—	—
Income tax benefit from stock options exercised	—	—	61,453	—	—	—	61,453	—	61,453
Share-based compensation expense and reversal of deferred compensation	—	—	96,415	—	—	7,475	103,890	—	103,890
Purchased calls	—	—	(386,090)	—	—	—	(386,090)	—	(386,090)
Sold warrants	—	—	308,672	—	—	—	308,672	—	308,672
Equity value of debt issuance cost under FSP APB 14-1	—	—	241,863	—	—	—	241,863	—	241,863
Tax benefit on purchased calls	—	—	145,556	—	—	—	145,556	—	145,556
Issuance of stock and equity awards related to acquisitions	33,108	33	1,686,356	—	—	—	1,686,389	—	1,686,389
Reclassification of premium on assumed msystems convertible debt	—	—	26,415	—	—	—	26,415	—	26,415
Balance at December 31, 2006	226,518	226	3,898,758	1,087,017	5,493	—	4,991,494	5,976	4,997,470
Net income	—	—	—	190,616	—	—	190,616	5,211	195,827
Unrealized income on available-for-sale investments	—	—	—	—	6,770	—	6,770	—	6,770
Foreign currency translation	—	—	—	—	15,797	—	15,797	—	15,797
Unrealized income on hedging activities	—	—	—	—	4,415	—	4,415	—	4,415
Comprehensive income							217,598	5,211	222,809
Distribution to non-controlling interests	—	—	—	—	—	—	—	(10,120)	(10,120)
Issuance of shares pursuant to equity plans	4,724	5	87,010	—	—	—	87,015	—	87,015
Issuance of stock pursuant to employee stock purchase plan	386	—	13,296	—	—	—	13,296	—	13,296
Income tax benefit from stock options exercised	—	—	18,442	—	—	—	18,442	—	18,442
Share-based compensation expense	—	—	132,647	—	—	—	132,647	—	132,647
Cumulative effect to prior year related to unrecognized tax benefits upon adoption of FIN 48	—	—	(4,756)	(993)	—	—	(5,749)	—	(5,749)
Share repurchases	(7,461)	(7)	(106,785)	(192,815)	—	—	(299,607)	—	(299,607)
Consolidated venture capital contributions	—	—	100	—	—	—	100	—	100
Balance at December 30, 2007	224,167	224	4,038,712	1,083,825	32,475	—	5,155,236	1,067	5,156,303
Net loss	—	—	—	(1,986,624)	—	—	(1,986,624)	—	(1,986,624)
Unrealized loss on available-for-sale investments	—	—	—	—	(22,650)	—	(22,650)	—	(22,650)
Foreign currency translation	—	—	—	—	77,368	—	77,368	—	77,368
Unrealized income on hedging activities	—	—	—	—	101,784	—	101,784	—	101,784
Comprehensive loss							(1,830,122)	—	(1,830,122)
Distribution to non-controlling interests	—	—	—	—	—	—	—	(916)	(916)
Issuance of shares pursuant to equity plans	1,005	1	5,397	—	—	—	5,398	—	5,398
Issuance of stock pursuant to employee stock purchase plan	956	1	14,302	—	—	—	14,303	—	14,303
Income tax benefit from stock options exercised	—	—	(3,945)	—	—	—	(3,945)	—	(3,945)
Share-based compensation expense	—	—	98,719	—	—	—	98,719	—	98,719
Change in unrecognized tax benefits as a result of settlement and expiration of statute of limitations	—	—	981	—	—	—	981	—	981
Balance at December 28, 2008	226,128	$226	$4,154,166	$(902,799)	$188,977	$—	$3,440,570	$151	$3,440,721

The accompanying notes are an integral part of these consolidated financial statements.

SANDISK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
	(In thousands)
Cash flows from operating activities:
Net income (loss) attributable to common stockholders	$(1,986,624)	$190,616	$180,393
Adjustments to reconcile net income (loss) attributable to common stockholders to net cash provided by operating activities:
Deferred and other taxes	146,141	(53,205)	(34,486)
Depreciation and amortization	306,729	301,501	162,938
Provision for doubtful accounts	8,778	3,530	3,316
Share-based compensation expense	97,799	133,010	100,641
Excess tax benefit from share-based compensation	(1,938)	(18,375)	(57,393)
Write-off of acquired in-process technology	—	—	225,600
Impairment, restructuring and other charges	1,146,407	—	—
Other non-cash charges (income)	19,856	12,721	(2,793)
Changes in operating assets and liabilities:
Accounts receivable from product revenues	332,113	145,657	(115,061)
Inventory	(42,969)	(57,586)	(23,660)
Other assets	(320,593)	(34,789)	(12,094)
Accounts payable trade	(48,727)	23,772	(64,228)
Accounts payable to related parties	215,563	20,966	24,617
Other liabilities	215,189	(14,751)	210,273
Total adjustments	2,074,348	462,451	417,670
Net cash provided by operating activities	87,724	653,067	598,063
Cash flows from investing activities:
Purchases of short and long-term investments	(1,986,338)	(3,717,897)	(2,135,973)
Proceeds from sales of short and long-term investments	1,697,052	2,033,871	35,240
Proceeds from maturities of short and long-term investments	744,322	1,365,712	1,461,880
Proceeds from sales of property and equipment	39,680	—	—
Acquisition of property and equipment, net	(184,033)	(258,954)	(176,474)
Investment in Flash Partners Ltd. and Flash Alliance Ltd.	(96,705)	(125,547)	(132,209)
Distribution from FlashVision Ltd.	102,530	—	—
Notes receivable proceeds, FlashVision Ltd.	—	37,512	23,538
Notes receivable issuance, Flash Partners Ltd.	(37,418)	(525,252)	(95,445)
Notes receivable proceeds (issuance), Tower Semiconductor Ltd.	3,125	1,125	(9,705)
Notes receivable issuance, Flash Alliance Ltd.	(250,070)	—	—
Purchased technology and other assets	1,786	(28,928)	—
Acquisition of MusicGremlin, Inc.	(4,604)	—	—
Cash acquired in business combinations, net of acquisition costs	—	—	51,087
Net cash provided by (used in) investing activities	29,327	(1,218,358)	(978,061)
Cash flows from financing activities:
Proceeds from issuance of convertible senior notes, net of issuance costs	—	—	1,125,500
Proceeds from employee stock programs	19,701	100,311	96,304
Proceeds from (repayment of) debt financing	(9,785)	9,803	—
Purchase of convertible bond hedge	—	—	(386,090)
Proceeds from issuance of warrants	—	—	308,672
Distribution to non-controlling interests, net	(916)	(10,020)	(4,491)
Excess tax benefit from share-based compensation	1,938	18,375	57,393
Share repurchase programs	—	(299,607)	—
Net cash provided by (used in) financing activities	10,938	(181,138)	1,197,288
Effect of changes in foreign currency exchange rates on cash	323	(522)	1,352
Net increase (decrease) in cash and cash equivalents	128,312	(746,951)	818,642
Cash and cash equivalents at beginning of the year	833,749	1,580,700	762,058
Cash and cash equivalents at end of the year	$962,061	$833,749	$1,580,700

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$(129,141)	$(193,300)	$(81,100)
Cash paid for interest expense	$(12,386)	$(15,168)	$(6,965)
Non-cash financing and investing activities:
Issuance of shares in a business combination	$—	$—	$1,607,450

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1:  Organization and Summary of Significant Accounting Policies

Organization and Nature of Operations.  SanDisk Corporation (together with its subsidiaries, the “Company”) was incorporated in Delaware on June 1, 1988.  The Company designs, develops, markets and manufactures flash storage card products used in a wide variety of consumer electronics products.  The Company operates in one segment, flash memory storage products.

Basis of Presentation.  The Company’s fiscal year ends on the Sunday closest to December 31.  Fiscal years 2008, 2007, and 2006 each consisted of 52 weeks.

Adjustment for Retrospective Application of Accounting Pronouncements.  The financial statements presented herein have been adjusted to reflect the retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) APB 14-1 (“FSP APB 14-1”), Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), a retroactive change in accounting principle.  In addition, the financial statements have also been adjusted for the adoption of Statement of Financial Accounting Standards No. 160 (“SFAS 160”), Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.

SFAS 160.  As a result of the adoption of SFAS 160, the Company has reclassified for all periods presented non-controlling interests, formerly called a minority interest, to a component of equity in the Condensed Consolidated Balance Sheets and the net income (loss) attributable to non-controlling interests has been separately identified in the Consolidated Statements of Operations and the Consolidated Statements of Equity.  The Company has also reclassified certain distributions to non-controlling interests from cash flows from operating activities to cash flows from investing activities for fiscal years ended December 28, 2008 and December 30, 2007.  SFAS 160 applies prospectively, except for presentation and disclosure requirements, which have been applied retrospectively to these financial statements.

FSP APB 14-1.  FSP APB 14-1 is effective for the Company’s $1.15 billion aggregate principal amount of 1% Senior Convertible Notes due 2013 (the “1% Notes due 2013”) and requires retrospective application for all periods presented.  FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument.

As a result of the adoption of FSP APB 14-1, the Company has separately accounted for the liability and equity components of its 1% Notes due 2013.  The Company calculated the value of the conversion component of the debt and recorded this value as a component of equity and a corresponding debt discount.  The debt discount, which is a reduction to the carrying value of the debt, will be amortized as additional non-cash interest expense over the term of the original note.  The retrospective application of this pronouncement affects years 2006 through 2008.  Income taxes have been recorded on the foregoing adjustments to the extent applicable.  See Note 7, “Financing Arrangements.”

With the adoption of FSP APB 14-1 and SFAS 160, the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations, and Consolidated Statements of Cash Flows were retroactively stated as follows (in thousands, except per share amounts):

	As of
	December 28, 2008		December 30, 2007
	As Reported	As Adjusted	As Reported	As Adjusted
Consolidated Balance Sheets
Deferred taxes (current)	$73,684	$84,023	$212,255	$203,880
Deferred taxes (non-current)	15,188	15,188	117,130	4,467
Other non-current assets	48,641	43,506	62,946	56,637
Total assets	5,926,936	5,932,140	7,234,819	7,107,472
Convertible long-term debt	1,225,000	954,094	1,225,000	903,580
Non-current liabilities	263,977	274,316	135,252	133,706
Total liabilities	2,751,986	2,491,419	2,274,135	1,951,169
Capital in excess of par value	3,912,303	4,154,166	3,796,849	4,038,712
Retained earnings (accumulated deficit)	(926,707)	(902,799)	1,130,069	1,083,825
Total stockholders’ equity	3,174,799	3,440,570	4,959,617	5,155,236
Non-controlling interests	─	151	─	1,067
Total equity	3,174,950	3,440,721	4,960,684	5,156,303
Total liabilities and equity	5,926,936	5,932,140	7,234,819	7,107,472

	Fiscal Years Ended
	December 28, 2008		December 30, 2007		December 31, 2006
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Consolidated Statements of Operations
Interest (expense) and other income (expense), net	$15,597	$(33,743)	$(1,504)	$(47,262)	$(3,392)	$(30,745)
Provision for income taxes	153,742	34,250	174,848	156,831	230,193	221,343
Income attributable to non-controlling interests	─	─	─	5,211	─	1,619
Net income (loss) attributable to common stockholders	(2,056,776)	(1,986,624)	218,357	190,616	198,896	180,393
Earnings (loss) per share:
Basic	$(9.13)	$(8.82)	$0.96	$0.84	$1.00	$0.91
Diluted	$(9.13)	$(8.82)	$0.93	$0.81	$0.96	$0.87

	Fiscal Years Ended
	December 28, 2008		December 30, 2007		December 31, 2006
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Consolidated Statements of Cash Flows
Net income (loss)	$(2,056,776)	$(1,986,624)	$218,357	$190,616	$198,896	$180,393
Deferred and other taxes	265,633	146,141	(35,188)	(53,205)	(25,636)	(34,486)
Depreciation and amortization	257,389	306,729	255,743	301,501	135,585	162,938
Other non-cash charges (income)	18,940	19,856	12,721	12,721	(2,793)	(2,793)
Change in operating assets and liabilities – other liabilities	215,189	215,189	(14,891)	(14,751)	210,273	210,273
Net cash provided by operating activities	86,808	87,724	652,927	653,067	598,063	598,063
Distribution to minority interest	—	(916)	(9,880)	(10,020)	(4,991)	(4,991)
Net cash provided by (used in) financing activities	11,854	10,938	(180,998)	(181,138)	1,197,288	1,197,288
Net increase (decrease) in cash and cash equivalents	128,312	128,312	(746,951)	(746,951)	818,642	818,642

Principles of Consolidation.  The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries.  All intercompany balances and transactions have been eliminated.  Non-controlling interest represents the minority shareholders’ proportionate share of the net assets and results of operations of the Company’s majority-owned subsidiaries.  The Consolidated Financial Statements also include the results of companies acquired by the Company from the date of each acquisition.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The estimates and judgments affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities.  On an ongoing basis, the Company evaluates its estimates, including those related to customer programs and incentives, product returns, bad debts, inventories and related reserves, investments, long-lived assets, income taxes, warranty obligations, restructuring, contingencies, share-based compensation and litigation.  The Company bases estimates on historical experience and on other assumptions that its management believes are reasonable under the circumstances.  These estimates form the basis for making judgments about the carrying values of assets and liabilities when those values are not readily apparent from other sources.  Actual results could differ from these estimates.

Revenue Recognition, Sales Returns and Allowances and Sales Incentive Programs.  The Company recognizes revenues when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title and acceptance, if applicable, fixed or determinable pricing and reasonable assurance of realization.  Sales made to distributors and retailers are generally under agreements allowing price protection and/or a right of return and, therefore, the revenues and related costs of these transactions are deferred until the retailers or distributors sell-through the merchandise to their end customer, or the rights of return expire.  Estimated sales returns are provided for as a reduction to product revenue and were not material for any period presented in the accompanying Consolidated Financial Statements.  The cost of shipping products to customers is included in Cost of Product Revenues.  The Company recognizes expenses related to sales commissions in the period in which they are earned.

Revenue from patent licensing arrangements is recognized when earned and estimable.  The timing of revenue recognition is dependent on the terms of each license agreement and on the timing of sales of licensed products.  The Company generally recognizes royalty revenue when it is reported to the Company by its licensees, which is generally one quarter in arrears from the licensees’ sales.  For licensing fees that are not determined by the number of licensed units sold, the Company recognizes license fee revenue on a straight-line basis over the life of the license.

The Company records estimated reductions of revenue for customer and distributor incentive programs and offerings, including price protection, promotions, co-op advertising and other volume-based incentives and expected returns.  Additionally, the Company has incentive programs that require it to estimate, based on historical experience, the number of customers who will actually redeem the incentive.  All sales incentive programs are recorded as an offset to product revenues or deferred revenues.  Marketing development programs are recorded as a reduction to revenue in compliance with Emerging Issues Task Force No. 01-9 (“EITF 01-9”), Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).

Accounts Receivable and Allowance for Doubtful Accounts.  Accounts receivable include amounts owed by geographically dispersed distributors, retailers and OEM customers.  No collateral is required.  Provisions are provided for sales returns and credit losses.

The Company estimates the collectibility of its accounts receivable based on a combination of factors.  In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company (e.g., bankruptcy filings or substantial down-grading of credit ratings), the Company provides allowance for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected.

Income Taxes.  The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s Consolidated Financial Statements, but have not been reflected in the Company's taxable income.  A valuation allowance has been established to reduce deferred tax assets to their estimated realizable value.  Therefore, the Company provides a valuation allowance to the extent that the Company does not believe it is more likely than not that it will generate sufficient taxable income in future periods to realize the benefit of its deferred tax assets.  The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

Foreign Currency.  The Company determines the functional currency for its parent company and each of its subsidiaries by reviewing the currencies in which their respective operating activities occur.  Transaction gains and losses arising from activities in other than the applicable functional currency are calculated using average exchange rates for the applicable period and reported in Net Income (Loss) as a non-operating item in each period.  Non-monetary balance sheet items denominated in a currency other than the applicable functional currency are translated using the exchange rate in effect on the balance sheet date and any gains and losses are included in cumulative translation adjustment.  The Company continuously evaluates its foreign currency exposures and may continue to enter into hedges or other risk mitigating arrangements in the future.  Aggregate gross foreign currency transaction gain (loss) prior to corresponding foreign exchange hedge offset recorded to Net Income (Loss) was $181.3 million, $15.6 million and ($2.5) million in fiscal years 2008, 2007 and 2006, respectively.

Cash Equivalents, Short and Long-Term Investments.  Cash equivalents consist of short-term, highly liquid financial instruments with insignificant interest rate risk that are readily convertible to cash and have maturities of three months or less from the date of purchase.  Investments with original maturities greater than three months and remaining maturities less than one year are classified as short-term investments.  Investments with remaining maturities greater than one year as of the balance sheet date are classified as long-term investments.  Short and long-term fixed income investments consist of commercial paper, United States (“U.S.”) government and agency obligations, corporate/municipal notes and bonds, and variable rate demand notes.  Both short and long-term investments also include investments in certain equity securities.  The fair market value, based on quoted market prices, of cash equivalents, and short and long-term investments at December 28, 2008, approximated their carrying value.  Cost of securities sold is based on a first-in, first-out method.

In determining if and when a decline in market value below cost of these investments is other-than-temporary, the Company evaluates both quantitative and qualitative information including the market conditions, offering prices, trends of earnings, price multiples and other key measures.  When such a decline in value is deemed to be other-than-temporary, the Company recognizes an impairment loss in the current period operating results to the extent of the decline.

Property and Equipment.  Property and equipment are carried at cost less accumulated depreciation, estimated residual value, if any, and amortization.  Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the remaining lease term, whichever is shorter, ranging from two to twenty-five years.

Variable Interest Entities.  The Company evaluates its equity method investments to determine whether any investee is a variable interest entity within the meaning of the Financial Accounting Standards Board (“FASB”), Interpretation No. 46R (“FIN 46R”), Accounting for Variable Interest Entities.  If the Company concludes that an investee is a variable interest entity, the Company evaluates its expected gains and losses of such investee to determine whether the Company is the primary beneficiary of the investee.  If the Company is the primary beneficiary of a variable interest entity, the Company consolidates such entity and reflects the minority interest of other beneficiaries of that entity.  If the Company concludes that an investee is not a variable interest entity, the Company does not consolidate the investee.

Equity Investments.  The Company accounts for investments in equity securities of other entities, including variable interest entities that are not consolidated, under the cost method of accounting if investments in voting equity interests of the investee is less than 20%.  The equity method of accounting is used if the Company’s investment in voting stock is greater than or equal to 20% but less than a majority.  In considering the accounting method for investments less than 20%, the Company also considers other factors such as its ability to exercise significant influence over operating and financial policies of the investee.  If certain factors are present, the Company could account for investments for which it has less than a 20% ownership under the equity method of accounting.  Investments in public companies with restrictions of less than one year are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses recorded as a component of accumulated other comprehensive income.  Investments in public companies with restrictions greater than one year are carried at cost.  Investments in public and non-public companies are reviewed on a quarterly basis to determine if their value has been impaired and adjustments are recorded as necessary.  Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses.  Declines in value that are judged to be other-than-temporary are reported in Other Income (Expense) or Cost of Product Revenues in the accompanying Consolidated Statements of Operations.  See Note 4, “Balance Sheet Information - Notes Receivable and Investments in Flash Ventures with Toshiba,” regarding impairment of equity method investments in fiscal year 2008.

Inventories and Inventory Valuation.  Inventories are stated at the lower of cost (first-in, first-out) or market.  Market value is based upon an estimated average selling price reduced by estimated costs of disposal.  Should actual market conditions differ from the Company’s estimates, the Company’s future results of operations could be materially affected.  Reductions in inventory valuation are included in Cost of Product Revenues in the accompanying Consolidated Statements of Operations.  The Company’s inventory impairment charges permanently establish a new cost basis and are not subsequently reversed to income even if circumstances later suggest that increased carrying amounts are recoverable.  Rather these amounts are reversed into income only if, as and when the inventory is sold.

The Company reduces the carrying value of its inventory to a new basis for estimated obsolescence or unmarketable inventory by an amount equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about future demand and market conditions, including assumptions about changes in average selling prices.  If actual market conditions are less favorable than those projected by management, additional reductions in inventory valuation may be required.

The Company’s finished goods inventory includes consigned inventory held at customer locations as well as at third-party fulfillment centers and subcontractors.

Other Long-Lived Assets.  Intangible assets with definite useful lives and other long-lived assets are tested for impairment in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), Accounting for Impairment of Disposal of Long-Lived Assets.  The Company assesses the carrying value of long-lived assets, whenever events or changes in circumstances indicate that the carrying value of these long-lived assets may not be recoverable.  Factors the Company considers important which could result in an impairment review include: (1) significant under-performance relative to the historical or projected future operating results; (2) significant changes in the manner of use of assets; (3) significant negative industry or economic trends; and (4) significant changes in the Company’s market capitalization relative to net book value.  Any changes in key assumptions about the business or prospects, or changes in market conditions, could result in an impairment charge and such a charge could have a material adverse effect on the Company’s consolidated results of operations.  See Note 5, “Goodwill and Intangible Assets,” regarding impairment of long-lived assets in fiscal year 2008.

Fair Value of Financial Instruments.  For certain of the Company’s financial instruments, including accounts receivable, short-term investments and accounts payable, the carrying amounts approximate fair market value due to their short maturities.  See Note 3, “Investments and Fair Value Measurements,” for financial assets and liabilities measured at fair value.  For those financial instruments where the carrying amounts differ from fair market value, the following table represents the related cost basis and the estimated fair values, which are based on quoted market prices (in millions):

	As of December 28, 2008		As of December 30, 2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
1% Convertible senior notes due 2013	$879	$477	$829	$913
1% Convertible notes due 2035	75	64	75	85

Advertising Expenses.  Marketing co-op development programs, where the Company receives, or will receive, an identifiable benefit (i.e. goods or services) in exchange for the amount paid to its customer and the Company can reasonably estimate the fair value of the benefit it receives for the customer incentive payment, are classified, when granted, as marketing expense.  Advertising expenses not meeting this criteria are classified as a reduction to product revenue.  Any other advertising expenses not meeting these conditions are expensed as incurred.  Advertising expenses were $39.9 million, $35.5 million and $24.8 million in fiscal years 2008, 2007 and 2006, respectively.

Research and Development Expenses.  Research and development expenditures are expensed as incurred.

Note 2:  Recent Accounting Pronouncements

SFAS No. 141 (revised).  In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised) (“SFAS 141(R)”), Business Combinations.  SFAS 141(R) changes the accounting for business combinations by requiring that an acquiring entity measure and recognize identifiable assets acquired and liabilities assumed at fair value with limited exceptions on the acquisition date.  The changes include the treatment of acquisition-related transaction costs, the valuation of any noncontrolling interest at acquisition date fair value, the recording of acquired contingent liabilities at acquisition date fair value and the subsequent re-measurement of such liabilities after the acquisition date, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals subsequent to the acquisition date, and the recognition of changes in the acquirer’s income tax valuation allowance.  In addition, any changes to the recognition or measurement of uncertain tax positions related to pre-acquisition periods will be recorded through income tax expense, whereas the current accounting treatment requires any adjustment to be recognized through the purchase price.  SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited.  The adoption of SFAS 141(R) is expected to change the Company’s accounting treatment prospectively for all business combinations consummated after the effective date.

Note 3:  Investments and Fair Value Measurements

Effective December 31, 2007, the Company adopted the fair value measurement and disclosure provisions of Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measurements, which establishes specific criteria for the fair value measurements of financial and nonfinancial assets and liabilities that are already subject to fair value measurements under current accounting rules. SFAS 157 also requires expanded disclosures related to fair value measurements.  In February 2008, the FASB approved FSP Statement of Financial Accounting Standards No. 157-2 (“FSP SFAS 157-2”), Effective Date of FASB Statement No. 157, which allows companies to elect a one-year delay in applying SFAS 157 to certain fair value measurements, primarily related to nonfinancial instruments.  The Company elected the delayed adoption date for the portions of SFAS 157 impacted by FSP SFAS 157-2.  The partial adoption of SFAS 157 was prospective and did not have a significant effect on the Company’s Consolidated Financial Statements.  The Company is currently evaluating the impact of applying the deferred portion of SFAS 157 to the nonrecurring fair value measurements of its nonfinancial assets and liabilities.  In accordance with FSP SFAS 157-2, the fair value measurements for nonfinancial assets and liabilities will be adopted effective for fiscal years beginning after November 15, 2008.

Concurrently with the adoption of SFAS 157, the Company adopted Statement of Financial Accounting Standards No. 159 (“SFAS 159”), Establishing the Fair Value Option for Financial Assets and Liabilities, which permits entities to elect, at specified election dates, to measure eligible financial instruments at fair value.  As of December 28, 2008, the Company did not elect the fair value option under SFAS 159 for any financial assets and liabilities that were not previously measured at fair value.

Fair Value Hierarchy.  SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under SFAS 157 are described below:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to directly access.
Level 2
Valuations based on quoted prices for similar assets or liabilities; valuations for interest-bearing securities based on non-daily quoted prices in active markets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3	Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s financial assets are measured at fair value on a recurring basis.  Instruments that are classified within Level 1 of the fair value hierarchy generally include most money market securities, U.S. Treasury securities and equity investments.  Instruments that are classified within Level 2 of the fair value hierarchy generally include U.S. agency securities, commercial paper, U.S. corporate bonds and municipal obligations.

Financial assets and liabilities measured at fair value under SFAS 157 on a recurring basis as of December 28, 2008 were as follows (in thousands):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed income securities	$1,822,466	$317,081	$1,505,385	$—
Equity investments	37,227	37,227	—	—
Derivative assets	105,133	—	105,133	—
Other	2,889	—	2,889	—
Total financial assets	$1,967,715	$354,308	$1,613,407	$—

Derivative liabilities	$153,523	$—	$153,523	$—
Total financial liabilities	$153,523	$—	$153,523	$—

Assets and liabilities measured at fair value under SFAS 157 on a recurring basis as of December 28, 2008 were presented on the Company’s Consolidated Balance Sheet as follows (in thousands):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents (1)	$317,081	$317,081	$—	$—
Short-term investments	477,296	2,062	475,234	—
Long-term investments	1,097,302	35,165	1,062,137	—
Other current assets and other non-current assets	76,036	—	76,036	—
Total financial assets	$1,967,715	$354,308	$1,613,407	$—

Other current accrued liabilities	$153,523	$—	$153,523	$—
Total financial liabilities	$153,523	$—	$153,523	$—
_________________
(1)	Excludes Cash of $645.0 million included in Cash and Cash Equivalents on the Consolidated Balance Sheet as of December 28, 2008.

Available-for-Sale Investments.  Available-for-sale investments for the fiscal years ended December 28, 2008 and December 30, 2007 were as follows (in thousands):

	December 28, 2008				December 30, 2007
	Book Value	Gross Unrealized Gains	Gross Unrealized Losses	Market Value	Book Value	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Fixed income securities:
U.S. Treasury and agency securities	$40,110	$476	$—	$40,586	$142,667	$269	$—	$142,936
U.S. Corporate notes and bonds	56,916	267	(360)	56,823	340,458	11	—	340,469
Municipal notes and bonds	1,387,592	21,714	(1,330)	1,407,976	2,094,585	12,203	(109)	2,106,679
Total fixed income securities	1,484,618	22,457	(1,690)	1,505,385	2,577,710	12,483	(109)	2,590,084
Equity investments	70,226	—	(32,999)	37,227	89,678	6,266	(10,965)	84,979
Total available-for-sale investments	$1,554,844	$22,457	$(34,689)	$1,542,612	$2,667,388	$18,749	$(11,074)	$2,675,063

The following table summarizes at December 28, 2008, those securities that have been in an unrealized loss position, the fair value and gross unrealized losses on the available-for-sale investments aggregated by type of investment instrument, and the length of time that individual securities have been in a continuous unrealized loss position.  All unrealized losses on available-for-sale securities have been in a continuous unrealized loss position for less than 12 months.  See Note 14, “Related Parties and Strategic Investments – Tower Semiconductor,” for discussion on the other than temporary impairment in the Tower equity securities.  Available-for-sale securities that were in an unrealized gain position have been excluded from the table (in thousands):

	Unrealized Loss for Less than 12 Months
	Market Value	Gross Unrealized Losses
U.S. corporate and municipal notes and bonds	$132,018	$(1,690)
Equity investments	35,165	(32,999)
Total	$167,183	$(34,689)

The gross unrealized losses related to U.S. corporate and municipal notes and bonds were primarily due to changes in interest rates.  The gross unrealized loss related to publicly traded equity investments were due to changes in market prices.  The Company has cash flow hedges designated to mitigate risk from these equity investments as of December 28, 2008, as discussed in Note 6, “Derivatives and Hedging Activities.”  Gross unrealized losses on all available-for-sale fixed income securities at December 28, 2008 are considered temporary in nature.  Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the investee, and the Company’s intent and ability to hold an investment for a period of time sufficient to allow for any anticipated recovery in market value.

Gross realized gains and losses on sales of available-for-sale securities during the fiscal year ended December 28, 2008 were immaterial.

Fixed income securities at December 28, 2008 by contractual maturity are shown below (in thousands).  Actual maturities may differ from contractual maturities because issuers of the securities may have the right to prepay obligations.

	Cost	Estimated Fair Value
Due in one year or less	$472,023	$475,234
Due after one year through five years	1,012,595	1,030,151
Total	$1,484,618	$1,505,385

Note 4:  Balance Sheet Information

Accounts Receivable from Product Revenues, net.  Accounts receivable from product revenues, net, were as follows (in thousands):

	December 28, 2008	December 30, 2007
Trade accounts receivable	$584,262	$1,027,588
Related party accounts receivable	─	4,725
Allowance for doubtful accounts	(13,881)	(13,790)
Price protection, promotions and other activities	(448,289)	(555,540)
Total accounts receivable from product revenues, net	$122,092	$462,983

Allowance for Doubtful Accounts.  The activity in the allowance for doubtful accounts was as follows (in thousands):

	December 28, 2008	December 30, 2007	December 31, 2006
Balance, beginning of period	$13,790	$11,452	$8,050
Additions charged to costs and expenses	8,778	3,519	6,142
Deductions (write-offs)	(8,687)	(1,181)	(2,740)
Balance, end of period	$13,881	$13,790	$11,452

During the first quarter of fiscal year 2008, the Company recorded an additional provision for doubtful accounts as well as a reversal of $12.0 million of product revenues associated with receivable balances related to a customer having severe financial difficulties.

Inventory.  Inventories, net of reserves, were as follows (in thousands):

	December 28, 2008	December 30, 2007
Raw material	$309,436	$197,077
Work-in-process	90,544	94,283
Finished goods	198,271	263,717
Total inventory	$598,251	$555,077

Other Current Assets.  Other current assets were as follows (in thousands):

	December 28, 2008	December 30, 2007
Royalty and other receivables	$81,451	$103,802
Prepaid expenses	20,321	15,109
Tax related receivables	294,906	40,354
Other current assets	73,283	74,687
Total other current assets	$469,961	$233,952

Property and Equipment.  Property and equipment consisted of the following (in thousands):

	December 28, 2008	December 30, 2007
Machinery and equipment	$659,881	$649,075
Software	113,190	68,664
Building	33,759	32,972
Capital land lease	7,885	7,272
Furniture and fixtures	6,766	6,382
Leasehold improvements	44,311	33,419
Property and equipment, at cost	865,792	797,784
Accumulated depreciation and amortization	(468,805)	(374,889)
Property and equipment, net	$396,987	$422,895

Depreciation expense of property and equipment totaled $175.2 million, $146.8 million and $102.5 million in fiscal years 2008, 2007 and 2006, respectively.

Notes Receivable and Investments in the Flash Ventures with Toshiba.  Notes receivable and investments in the flash ventures with Toshiba Corporation (“Toshiba”) were as follows (in thousands):

	December 28, 2008	December 30, 2007
Notes receivable, Flash Partners Ltd.	$843,380	$639,834
Notes receivable, Flash Alliance Ltd.	276,518	—
Investment in FlashVision Ltd.	63,965	159,146
Investment in Flash Partners Ltd.	202,530	177,529
Investment in Flash Alliance Ltd.	215,898	132,396
Total notes receivable and investments in the flash ventures with Toshiba	$1,602,291	$1,108,905

In the fourth quarter of fiscal year 2007 and the third quarter of fiscal year 2008, the Company recorded a $10.0 million and $10.4 million impairment charge, respectively, related to its equity investment in FlashVision due to FlashVision’s difficulty in selling the remaining excess capital equipment due to limited demand for 200-millimeter production equipment.  The FlashVision impairment was recorded in Income (Loss) in Equity Investments as the impairments relate to the wind-down of the venture.  At December 28, 2008, the Company had an investment in FlashVision of $64.0 million denominated in Japanese yen, and related unrealized gains of $43.3 million due to cumulative translation adjustments recorded in Accumulated Other Comprehensive Income.  See Note 13, “Commitments, Contingencies and Guarantees – FlashVision,” regarding equity method investments in fiscal year 2008.

In the fourth quarter of fiscal year 2008, the Company recorded an impairment to the equity investments in Flash Partners and Flash Alliance of $20.0 million and $63.0 million, respectively, as the fair value of these investments was determined to be less than the carrying value.  These impairments were based upon a comparison of the forecasted discounted cash flows to the carrying value of each venture.  The analysis considered several factors including the volatility in foreign currencies resulting in an appreciation in the carrying value of these Japanese yen denominated assets and a reduced business outlook primarily due to NAND-industry pricing conditions.  The impairment analyses and measurement is a process that requires significant judgment and the use of significant estimates related to valuation such as discount rates, long term growth rates, foreign currency rates and the level and timing of future cash flows.  The Flash Partners and Flash Alliance impairments were recorded in Cost of Product Revenues due to the operational nature of the ventures.  See Note 13, “Commitments, Contingencies and Guarantees – Flash Partners and Flash Alliance,” regarding equity method investments in fiscal year 2008.

Other Current Accrued Liabilities.  Other current accrued liabilities were as follows (in thousands):

	December 28, 2008	December 30, 2007
Accrued payroll and related expenses	$54,516	$94,220
Taxes payable	7,244	56,945
Accrued restructuring	22,545	2,071
Research and development liability, related party	4,000	8,000
Foreign currency forward contract payables	153,523	5,714
Flash Ventures adverse purchase commitments for under utilized capacity (see Note 13)	121,486	─
Other accrued liabilities	139,129	119,900
Total other current accrued liabilities	$502,443	$286,850

Non-current liabilities.  Non-current liabilities were as follows (in thousands):

	December 28, 2008	December 30, 2007
Deferred tax liability	$87,688	$12,933
Income taxes payable	145,432	79,608
Accrued restructuring	11,070	11,891
Other non-current liabilities	30,126	29,274
Total non-current liabilities	$274,316	$133,706

Warranties.  Liability for warranty expense is included in Other Current Accrued Liabilities and Non-current Liabilities in the accompanying Consolidated Balance Sheets and the activity was as follows (in thousands):

	December 28, 2008	December 30, 2007	December 31, 2006
Balance, beginning of period	$18,662	$15,338	$11,257
Additions and adjustments to cost of product revenues	19,774	8,303	6,606
Usage	(1,967)	(4,979)	(2,525)
Balance, end of period	$36,469	$18,662	$15,338

The majority of the Company’s products have a warranty ranging from one to five years.  A provision for the estimated future cost related to warranty expense is recorded at the time of customer invoice.  The Company’s warranty liability is affected by customer and consumer returns, product failures, number of units sold, and repair or replacement costs incurred.  Should actual product failure rates, or repair or replacement costs differ from the Company’s estimates, increases or decreases to its warranty liability would be required.

Accumulated Other Comprehensive Income.  Accumulated other comprehensive income presented in the accompanying Consolidated Balance Sheets consists of the foreign currency translation, hedging activities, and unrealized gains and losses on available-for-sale investments, net of taxes, for all periods presented (in thousands):

	December 28, 2008	December 30, 2007
Accumulated net unrealized gain (loss) on:
Available-for-sale investments	$(18,408)	$4,242
Foreign currency translation	101,186	23,818
Hedging activities	106,199	4,415
Total accumulated other comprehensive income	$188,977	$32,475

The amount of income tax expense allocated to unrealized gain (loss) on available-for-sale investments and hedging activities was $4.2 million at December 28, 2008.  The amount of income tax expense allocated to unrealized gain (loss) on available-for-sale investments and hedging activities was not material at December 30, 2007 and December 31, 2006, respectively.

Note 5:  Goodwill and Intangible Assets

Goodwill.  Goodwill balance is presented below (in thousands):

Balance at December 31, 2006	$910,254
Goodwill adjustment	(69,384)
Balance at December 30, 2007	840,870
Goodwill additions, net	4,583
Goodwill impairment	(845,453)
Balance at December 28, 2008	$—

Goodwill increased by approximately $4.6 million primarily due to the Company’s acquisition of MusicGremlin, Inc. (“MusicGremlin”) during the second quarter of fiscal year 2008.  The goodwill adjustment in fiscal year 2007 was primarily the result of purchase price adjustments related to the msystems Ltd. (“msystems”) acquisition and to a lesser extent from the Matrix Semiconductor, Inc. (“Matrix”) acquisition.  See Note 15, “Business Acquisitions,” regarding these acquisitions in fiscal year 2006.

In accordance with Statement of Financial Accounting Standards No. 142, (“SFAS 142”), Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed and tested for impairment at least annually and whenever events or circumstances occur which indicate that goodwill might be impaired.  Impairment of goodwill is tested at the Company’s reporting unit level by comparing the carrying amount, including goodwill, to the fair value.  In performing the analysis, the Company uses the best information available, including reasonable and supportable assumptions and projections.  If the carrying amount of the Company exceeds its implied fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.  The Company performed its annual impairment test on the first day of the fourth quarter of fiscal year 2008 and determined that the goodwill was not impaired.  However, based on a combination of factors, including the economic environment, current and forecasted operating results, NAND-industry pricing conditions and a sustained decline in the Company’s market capitalization, the Company concluded that there were sufficient indicators to require an interim goodwill impairment analysis during the fourth quarter of fiscal year 2008 and the Company recognized an impairment charge of $845.5 million.

Intangible Assets.  Intangible asset balances are presented below (in thousands):

	December 28, 2008				December 30, 2007
	Gross Carrying Amount	Impairment	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core technology	$315,301	$(136,001)	$(132,407)	$46,893	$311,801	$(78,863)	$232,938
Developed product technology	12,900	—	(6,318)	6,582	12,900	(4,689)	8,211
Trademarks	4,000	—	(4,000)	—	4,000	(4,000)	—
Backlog	5,000	—	(5,000)	—	5,000	(5,000)	—
Supply agreement	2,000	—	(2,000)	—	2,000	(2,000)	—
Customer relationships	80,100	(39,784)	(40,316)	—	80,100	(23,907)	56,193
Acquisition-related intangible assets	419,301	(175,785)	(190,041)	53,475	415,801	(118,459)	297,342
Technology licenses and patents	23,814	—	(14,107)	9,707	39,243	(14,562)	24,681
Total	$443,115	$(175,785)	$(204,148)	$63,182	$455,044	$(133,021)	$322,023

Intangible assets increased by $3.5 million in the fiscal year ended December 28, 2008 due to the Company’s acquisition of MusicGremlin during the second quarter of fiscal year 2008 and by $3.0 million due to technology licenses and patents purchased from third parties.  Amortization expense of intangible assets totaled $78.8 million, $98.9 million and $29.8 million in fiscal years 2008, 2007 and 2006, respectively.  In accordance with SFAS 144, circumstances indicated that the carrying values of certain acquisition-related intangible assets were not recoverable and the Company recorded a $175.8 million impairment on acquisition-related intangible assets in the fourth quarter of fiscal year 2008.  This impairment was based upon forecasted discounted cash flows which considered factors including a reduced business outlook primarily due to NAND-industry pricing conditions.

The annual expected amortization expense of intangible assets as of December 28, 2008 is presented below:

	Estimated Amortization Expenses
Fiscal periods	Acquisition-related Intangible Assets	Technology Licenses and Patents
	(In thousands)
2009	$13,695	$4,533
2010	13,695	3,100
2011	13,034	1,248
2012	12,528	600
2013	523	226
Total	$53,475	$9,707

Note 6:  Derivatives and Hedging Activities

The Company uses derivative instruments primarily to manage exposures to foreign currency and equity security price risks.  The Company’s primary objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in foreign currency and equity security prices.  The program is not designated for trading or speculative purposes.  The Company’s derivatives expose the Company to credit risk to the extent that the counterparties may be unable to meet the terms of the agreement.  The Company seeks to mitigate such risk by limiting its counterparties to major financial institutions and by spreading the risk across several major financial institutions.  In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored on an ongoing basis.

In accordance with Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, the Company recognizes derivative instruments as either assets or liabilities on the balance sheet at fair value.  Changes in fair value (i.e. gains or losses) of the derivatives are recorded as cost of product revenues or other income (expense), or as accumulated other comprehensive income (“OCI”).

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities.  SFAS 161 amends and expands the disclosure requirements of SFAS 133, and requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  The Company adopted the reporting requirements per SFAS 161 during the second quarter of fiscal year 2008.

Cash Flow Hedges.  The Company uses a combination of forward contracts and options designated as cash flow hedges to hedge a portion of future forecasted purchases in Japanese yen.  The gain or loss on the effective portion of a cash flow hedge is initially reported as a component of accumulated OCI and subsequently reclassified into cost of product revenues in the same period or periods in which the cost of product revenues is recognized, or reclassified into other income (expense) if the hedged transaction becomes probable of not occurring.  Any gain or loss after a hedge is de-designated because it is no longer probable of occurring or related to an ineffective portion of a hedge, as well as any amount excluded from the Company’s hedge effectiveness, is recognized as other income (expense) immediately.  The net gains or losses relating to ineffectiveness were not material in the fiscal year ended December 28, 2008.  As of December 28, 2008, the Company had forward contracts and options in place that hedged future purchases of approximately 31.7 billion Japanese yen, or approximately $352 million, based upon the exchange rate as of December 28, 2008.  The forward and option contracts cover future Japanese yen purchases expected to occur over the next twelve months.

The Company has an outstanding cash flow hedge designated to mitigate equity risk associated with certain available-for-sale investments in equity securities.  The gain or loss on the cash flow hedge is reported as a component of accumulated OCI and will be reclassified into other income (expense) in the same period that the equity securities are sold.  The securities had a fair value of $35.2 million and $60.4 million as of December 28, 2008 and December 30, 2007, respectively.

Other Derivatives.  Other derivatives not designated as hedging instruments under SFAS 133 consists primarily of forward contracts to minimize the risk associated with the foreign exchange effects of revaluing monetary assets and liabilities.  Monetary assets and liabilities denominated in foreign currencies and the associated outstanding forward contracts are marked-to-market at December 28, 2008 with realized and unrealized gains and losses included in other income (expense).  As of December 28, 2008, the Company had foreign currency forward contracts in place hedging exposures in European euros, Israeli New shekels, Japanese yen and Taiwanese dollars.  Foreign currency forward contracts were outstanding to buy and sell U.S. dollar equivalent of approximately $2.01 billion and ($2.58) billion in foreign currencies, respectively, based upon the exchange rates at December 28, 2008.

For the fiscal year ended December 28, 2008, non-designated foreign currency forward contracts resulted in a loss of $147.6 million including forward-point income.  For the fiscal year ended December 28, 2008, the revaluation of the foreign currency exposures hedged by these forward contracts resulted in a gain of $180.5 million.  All of the above noted gains and losses are included in the Interest Expense and Other Income (Expense), net in the Company's Consolidated Statements of Operations.

The amounts in the tables below include fair value adjustments related to the Company’s own credit risk and counterparty credit risk.

Fair Value of Derivative Contracts.  Fair value of derivative contracts under SFAS 133 were as follows (in thousands):

	Derivative Assets Reported in Other Current Assets		Long-term Investments		Derivative Liabilities Reported in Other Current Accrued Liabilities
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007
Foreign exchange contracts designated as cash flow hedges	$51,576	$—	$—	$—	$—	$—
Equity market risk contract designated as cash flow hedge	—	—	31,987	4,415	—	—
Total derivatives designated as hedging instruments	51,576	—	31,987	4,415	—	—
Foreign exchange contracts not designated	21,570	—	—	—	153,523	5,714
Total derivatives	$73,146	$—	$31,987	$4,415	$153,523	$5,714

Effect of Designated Derivative Contracts on Accumulated Other Comprehensive Income.  The following table represents only the balance of designated derivative contracts under SFAS 133 as of December 30, 2007 and December 28, 2008, and the impact of designated derivative contracts on OCI for the fiscal year ended December 28, 2008 (in thousands):

	December 30, 2007	Amount of gain (loss) recognized in OCI (effective portion)	Amount of gain (loss) reclassified from OCI to income (loss) (effective portion)	December 28, 2008
Foreign exchange contracts designated as cash flow hedges	$—	$60,511	$(13,701)	$74,212
Equity market risk contract designated as cash flow hedge	4,415	27,572	—	31,987

Foreign exchange contracts designated as cash flow hedges relate primarily to wafer purchases and the associated gains and losses are expected to be recorded in Cost of Product Revenues when reclassed out of accumulated OCI.  Gain and losses from the equity market risk contract are expected to be recorded in Other Income (Expense) when reclassed out of accumulated OCI.

The Company expects to realize the accumulated OCI balance related to foreign exchange contracts within the next twelve months and realize the accumulated OCI balance related to the equity market risk contract in fiscal year 2011.

Effect of Designated Derivative Contracts on the Consolidated Statements of Operations. The effect of designated derivative contracts under SFAS 133 on results of operations recognized in Cost of Product Revenues was as follows (in thousands):

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Foreign exchange contracts designated as cash flow hedges	$(9,696)	$—	$—
Equity market risk contract designated as cash flow hedge	—	—	—

Effect of Non-Designated Derivative Contracts on the Consolidated Statements of Operations.  The effect of non-designated derivative contracts on results of operations recognized in Other Income (Expense) was as follows (in thousands):

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Gain (loss) on foreign exchange contracts	$(137,927)	$(8,253)	$5,831

Note 7:  Financing Arrangements

The following table reflects the carrying value of the Company’s convertible debt as of December 28, 2008 and December 30, 2007 (in millions):

	December 28, 2008	December 30, 2007
1% Notes due 2013	$1,150.0	$1,150.0
Less: Unamortized bond discount	(270.9)	(321.4)
Net carrying amount of 1% Notes due 2013	879.1	828.6
1% Notes due 2035	75.0	75.0
Total convertible long-term debt	$954.1	$903.6

1% Convertible Senior Notes Due 2013.  In May 2006, the Company issued and sold $1.15 billion in aggregate principal amount of 1% Convertible Senior Notes due 2013 (the “1% Notes due 2013”) at par.  The 1% Notes due 2013 may be converted, under certain circumstances described below, based on an initial conversion rate of 12.1426 shares of common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $82.36 per share).  The net proceeds to the Company from the offering of the 1% Notes due 2013 were $1.13 billion.

The Company separately accounts for the liability and equity components of the 1% Notes due 2013.  The principal amount of the liability component ($753.5 million as of the date of issuance) was recognized at the present value of its cash flows using a discount rate of 7.4%, the Company’s borrowing rate at the date of the issuance for a similar debt instrument without the conversion feature.  The carrying value of the equity component was $241.9 million as of December 28, 2008 and December 30, 2007.

The following table presents the amount of interest cost recognized for the periods relating to both the contractual interest coupon and amortization of the discount on the liability component of the 1% Notes due 2013 (in millions):

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Contractual interest coupon	$11.5	$11.5	$7.2
Amortization of bond discount	50.5	47.0	28.1
Total interest cost recognized	$62.0	$58.5	$35.3

The remaining bond discount of the 1% Notes due 2013 of $270.9 million as of December 28, 2008 will be amortized over the remaining life of approximately 4.4 years.

The 1% Notes due 2013 may be converted prior to the close of business on the scheduled trading day immediately preceding February 15, 2013, in multiples of $1,000 principal amount at the option of the holder under any of the following circumstances: 1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; 2) during any calendar quarter after the calendar quarter ending June 30, 2006, if the last reported sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or 3) upon the occurrence of specified corporate transactions.  On and after February 15, 2013 until the close of business on the scheduled trading day immediately preceding the maturity date of May 15, 2013, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, a holder will receive the conversion value of the 1% Notes due 2013 to be converted equal to the conversion rate multiplied by the volume weighted average price of the Company’s common stock during a specified period following the conversion date.  The conversion value of each 1% Notes due 2013 will be paid in: 1) cash equal to the lesser of the principal amount of the note or the conversion value, as defined, and 2) to the extent the conversion value exceeds the principal amount of the note, a combination of common stock and cash.  The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest.  In addition, upon a fundamental change at any time, as defined, the holders may require the Company to repurchase for cash all or a portion of their notes upon a “designated event” at a price equal to 100% of the principal amount of the notes being repurchased plus accrued and unpaid interest, if any.

The Company pays cash interest at an annual rate of 1%, payable semi-annually on May 15 and November 15 of each year, beginning November 15, 2006.  Debt issuance costs were approximately $24.5 million, of which $8.7 million was allocated to Capital in excess of par value and $15.8 million was allocated to deferred issuance costs and is amortized to interest expense over the term of the 1% Notes due 2013.

Concurrently with the issuance of the 1% Notes due 2013, the Company purchased a convertible bond hedge and sold warrants.  The separate convertible bond hedge and warrant transactions are structured to reduce the potential future economic dilution associated with the conversion of the 1% Notes due 2013 and to increase the initial conversion price to $95.03 per share.  Each of these components are discussed separately below:

  Convertible Bond Hedge.  Counterparties agreed to sell to the Company up to approximately 14 million shares of the Company’s common stock, which is the number of shares initially issuable upon conversion of the 1% Notes due 2013 in full, at a price of $82.36 per share.  The convertible bond hedge transaction will be settled in net shares and will terminate upon the earlier of the maturity date of the 1% Notes due 2013 or the first day none of the 1% Notes due 2013 remains outstanding due to conversion or otherwise.  Settlement of the convertible bond hedge in net shares, based on the number of shares issued upon conversion of the 1% Notes due 2013, on the expiration date would result in the Company receiving net shares equivalent to the number of shares issuable by the Company upon conversion of the 1% Notes due 2013.  Should there be an early unwind of the convertible bond hedge transaction, the number of net shares potentially received by the Company will depend upon 1) the then existing overall market conditions, 2) the Company’s stock price, 3) the volatility of the Company’s stock, and 4) the amount of time remaining before expiration of the convertible bond hedge.  The convertible bond hedge transaction cost of $386.1 million has been accounted for as an equity transaction in accordance with Emerging Issues Task Force No. 00-19, (“EITF 00-19”), Accounting for Derivative Financial Statements Indexed to, and Potentially Settled in, a Company’s Own Stock.  The Company initially recorded a tax benefit of approximately $145.6 million in stockholders’ equity from the deferred tax asset related to the convertible bond hedge at inception of the transaction.
  Sold Warrants.  The Company received $308.7 million from the same counterparties from the sale of warrants to purchase up to approximately 14 million shares of the Company's common stock at an exercise price of $95.03 per share.  The warrants have an expected life of 4.5 years and expire in August 2013.  At expiration, the Company may, at its option, elect to settle the warrants on a net share basis.  As of December 28, 2008, the warrants had not been exercised and remained outstanding.  The value of the warrants has been classified as equity because they meet all the equity classification criteria of EITF 00-19.
1% Convertible Notes Due 2035.  In November 2006, the Company assumed the aggregate principal amount of $75.0 million 1% Convertible Senior Notes due March 2035 (the “1% Notes due 2035”) from msystems.  The Company is obligated to pay interest on the 1% Notes due 2035 semi-annually on March 15 and September 15 commencing March 15, 2007.

The 1% Notes due 2035 are convertible, at the option of the holders at any time before the maturity date, into shares of the Company at a conversion rate of 26.8302 shares per one thousand dollars principal amount of the 1% Notes due 2035, representing a conversion price of approximately $37.27 per share.

Beginning on March 15, 2008 and until March 14, 2010, the Company may redeem for cash the notes, in whole or in part at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest, if any, to but excluding the redemption date, if the last reported sales price of the Company ordinary shares has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption.

At any time on or after March 15, 2010, the Company may redeem the notes in whole or in part at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the optional redemption date.

Holders of the notes have the right to require the Company to purchase all or a portion of their notes on March 15, 2010, March 15, 2015, March 15, 2020, March 15, 2025 and March 15, 2030.  The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to but excluding the purchase date.

In accordance with Accounting Principle Board Opinion No. 14, (“APBO 14”), Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, the Company determined the existence of a substantial premium over par value for the 1% Notes due 2035 based upon quoted market prices at the msystems acquisition date and recorded the notes at par value with the resulting excess of fair value over par (the substantial premium) recorded in Capital in Excess of Par Value in Stockholders’ Equity in the amount of $26.4 million.

Note 8:  Concentrations of Risk and Segment Information

Geographic Information and Major Customers.  The Company markets and sells flash memory products in the U.S. and in foreign countries through its sales personnel, dealers, distributors, retailers and subsidiaries.  The Company’s Chief Operating Decision Maker, the President and Chief Operating Officer, evaluates performance of the Company and makes decisions regarding allocation of resources based on total Company results.  Since the Company operates in one segment, all financial segment information can be found in the accompanying Consolidated Financial Statements.

Other than sales in the U.S., Japan, Europe, Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”), international sales were not material individually in any other international locality.  Intercompany sales between geographic areas have been eliminated.

Information regarding geographic areas for fiscal years 2008, 2007 and 2006 are as follows (in thousands):

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Revenues:
United States	$1,047,045	$1,227,303	$1,272,927
Asia-Pacific	1,265,280	1,342,489	929,638
Europe, Middle East and Africa	752,848	890,340	728,355
Japan	215,420	301,970	231,835
Other foreign countries	70,759	134,264	94,770
Total	$3,351,352	$3,896,366	$3,257,525

	As of
	December 28, 2008	December 30, 2007
Long-Lived Assets:
United States	$205,022	$227,630
Japan	482,980	507,794
China	146,666	116,936
Israel	36,519	41,217
Other foreign countries	8,193	3,981
Total	$879,380	$897,558

Revenues are attributed to countries based on the geographic location of the customers.  Long-lived assets are attributed to the geographic location in which they are located.  The Company includes in long-lived assets property and equipment, long-term investment in FlashVision, Flash Partners and Flash Alliance, and equity investments and attributes those investments to the location of the investee’s primary operations.  Amounts of long-lived assets related to Israel and Japan for the fiscal year ended December 30, 2007 have been revised to properly reflect certain reclassifications.  The reclassifications did not have any effect on the total long-lived assets for the fiscal year ended December 30, 2007.

Customer and Supplier Concentrations.  A limited number of customers or licensees have accounted for a substantial portion of the Company’s revenues.  Revenues from the Company’s top 10 customers or licensees accounted for approximately 48%, 46% and 52% of the Company’s revenues for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.  In fiscal year 2008, Samsung Electronics Co., Ltd (“Samsung”) accounted for 13% of the Company’s total revenues through a combination of license and royalty and product revenues.  All customers were less than 10% of the Company’s total revenues in fiscal years 2007 and 2006.

All of the Company’s flash memory card products require silicon wafers for the memory components and the controller components.  The Company’s memory wafers or components are currently supplied almost entirely from Flash Partners Ltd., and Flash Alliance Ltd. (collectively “Flash Ventures”).  The Company’s controller wafers are primarily manufactured by Semiconductor Manufacturing International Corporation, Taiwan Semiconductor Manufacturing Company, Ltd., and United Microelectronics Corporation (“UMC”).  The failure of any of these sources to deliver silicon wafers could have a material adverse effect on the Company’s business, financial condition and results of operations.  Moreover, Toshiba’s employees that produce Flash Ventures’ products are covered by collective bargaining agreements and any strike or other job action by those employees could interrupt the Company’s wafer supply from Toshiba’s Yokkaichi, Japan operations.

In addition, key components are purchased from single source vendors for which alternative sources are currently not available.  Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry.  If the Company were unable to procure certain of such materials, it would be required to reduce its manufacturing operations, which could have a material adverse effect upon its results of operations.  The Company also relies on third-party subcontractors to assemble and test a portion of its products.  The Company has no long-term contracts with these subcontractors and cannot directly control product delivery schedules or manufacturing processes.  This could lead to product shortages or quality assurance problems that could increase the manufacturing costs of its products and have material adverse effects on the Company’s operating results.

Concentration of Credit Risk.  The Company’s concentration of credit risk consists principally of cash, cash equivalents, short and long-term investments and trade receivables.  The Company’s investment policy restricts investments to high-credit quality investments and limits the amounts invested with any one issuer.  The Company sells to original equipment manufacturers, retailers and distributors in the U.S., Japan, EMEA and APAC, performs ongoing credit evaluations of its customers’ financial condition, and generally requires no collateral.

Off-Balance Sheet Risk.  The Company has off-balance sheet financial obligations.  See Note 13, “Commitments, Contingencies and Guarantees.”

Note 9:  Compensation and Benefits

Share-Based Benefit Plans

2005 Incentive Plan.  On May 27, 2005, the stockholders approved the 2005 Stock Incentive Plan, which was amended in May 2006 and renamed the 2005 Incentive Plan (“2005 Plan”).  Shares of the Company’s common stock may be issued under the 2005 Plan pursuant to three separate equity incentive programs: (i) the discretionary grant program under which stock options and stock appreciation rights may be granted to officers and other employees, non-employee board members and independent consultants, (ii) the stock issuance program under which shares may be awarded to such individuals through restricted stock or restricted stock unit awards or as a stock bonus for services rendered to the Company, and (iii) an automatic grant program for the non-employee board members pursuant to which such individuals will receive option grants or other stock awards at designated intervals over their period of board service.  The 2005 Plan also includes a performance-based cash bonus awards program for employees classified under Section 16.  Grants and awards under the discretionary grant program generally vest as follows: 25% of the shares will vest on the first anniversary of the vesting commencement date and the remaining 75% will vest proportionately each quarter over the next 36 months of continued service.  Awards under the stock issuance program generally vest in equal annual installments over a 4-year period.  Grants under the automatic grant program will vest in accordance with the specific vesting provisions set forth in that program.  A total of 22,222,931 shares of the Company’s common stock have been reserved for issuance under this plan.  The share reserve may increase by up to 10,000,000 shares of common stock to the extent that outstanding options under the 1995 Stock Option Plan and the 1995 Non-Employee Directors Stock Option Plan expire or terminate unexercised, of which as of December 28, 2008, 1,522,931 shares of common stock has been added to the 2005 Plan reserve.  All options granted under the 2005 Plan were granted with an exercise price equal to the fair market value of the common stock on the date of grant and will expire seven years from the date of grant.

1995 Stock Option Plan and 1995 Non-Employee Directors Stock Option Plan.  Both of these plans terminated on May 27, 2005, and no further option grants were made under the plans after that date.  However, options that were outstanding under these plans on May 27, 2005 will continue to be governed by their existing terms and may be exercised for shares of the Company’s common stock at any time prior to the expiration of the ten-year option term or any earlier termination of those options in connection with the optionee’s cessation of service with the Company.  Grants and awards under these plans generally vest as follows: 25% of the shares will vest on the first anniversary of the vesting commencement date and the remaining 75% will vest proportionately each quarter over the next 36 months of continued service.

2005 Employee Stock Purchase Plan.  The 2005 Employee Stock Purchase Plan (“ESPP”) was approved by the stockholders on May 27, 2005.  The ESPP plan consists of two components: a component for employees residing in the U.S. and an international component for employees who are non-U.S. residents.  The ESPP plan allows eligible employees to purchase shares of the Company’s common stock at the end of each six-month offering period at a purchase price equal to 85% of the lower of the fair market value per share on the start date of the offering period or the fair market value per share on the purchase date.  The ESPP plan had an original authorization of 5,000,000 shares to be issued, of which 3,392,848 shares were available to be issued as of December 28 2008.  In the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, a total of 956,187, 385,989 and 264,976 shares of common stock, respectively, have been issued under this plan.

msystems Ltd. 1996 Section 102 Stock Option/Stock Purchase Plan and 2003 Stock Option and Restricted Stock Incentive Plan.  The msystems Ltd. 1996 Section 102 Stock Option/Stock Purchase Plan and 2003 Stock Option and Restricted Stock Incentive Plan acquired through the Company’s acquisition of msystems Ltd. (“msystems”), were terminated on November 19, 2006, and no further grants were made under these plans after that date.  However, award grants that were outstanding under these plans on November 19, 2006 will continue to be governed by their existing terms and may be exercised for shares of the Company’s common stock at any time prior to the expiration of the ten-year option term or any earlier termination of those options in connection with the optionee’s cessation of service with the Company.  Awards granted under these plans generally vest as follows:  50% of the shares will vest on the second anniversary of the vesting commencement date and the remaining 50% will vest proportionately each quarter over the next 24 months of continued service.

Matrix Semiconductor, Inc. 2005 Stock Incentive Plan, 1999 Stock Plan and 1998 Long-term Incentive Plan.  The Matrix Semiconductor, Inc. 2005 Stock Incentive Plan, 1999 Stock Plan and the Rhombus, Inc. 1998 Long-term Incentive Plan (“Matrix Stock Plans”), acquired through SanDisk’s acquisition of Matrix Semiconductor, Inc. (“Matrix”), were terminated on January 13, 2006, and no further option grants were made under these plans after that date.  However, award grants that were outstanding under these plans on January 13, 2006 will continue to be governed by their existing terms and may be exercised for shares of the Company’s common stock at any time prior to the expiration of the ten-year option term or any earlier termination of those options in connection with the optionee’s cessation of service with the Company.  Awards granted under these plans generally vest as follows: 1/48 of the shares will vest proportionately each month over the next 48 months of continued service or 1/60 of the shares will vest proportionately each month over the next 60 months of continued service.

Adoption of SFAS 123(R)

Effective January 2, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), Share-Based Payment, using the modified-prospective transition method, and therefore, has not restated its financial statements for prior periods.  For awards expected to vest, compensation cost includes the following: (a) compensation cost, based on the grant-date estimated fair value and expense attribution method under Statement of Financial Accounting Standards No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation, related to any share-based awards granted through, but not yet vested as of January 1, 2006, and (b) compensation cost for any share-based awards granted on or subsequent to January 2, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).  The Company recognizes compensation expense for the fair values of these awards, which have graded vesting, on a straight-line basis over the requisite service period of each of these awards, net of estimated forfeitures.  Prior to the implementation of SFAS 123(R), the Company accounted for stock awards and ESPP shares under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing formula and a single-option award approach.  The Company’s expected term represents the period that the Company’s share-based awards are expected to be outstanding and was determined based on historical experience regarding similar awards, giving consideration to the contractual terms of the share-based awards.  The Company’s expected volatility is based on the implied volatility of its traded options in accordance with the guidance provided by the United States Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 to place exclusive reliance on implied volatilities to estimate the Company’s stock volatility over the expected term of its awards.  The Company has historically not paid dividends and has no foreseeable plans to issue dividends.  The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term.

Valuation Assumptions.  The fair value of the Company’s stock options granted to employees, officers and non-employee board members and Employee Stock Purchase Plans (“ESPP”) shares granted to employees for the years ended December 28, 2008, December 30, 2007 and December 31, 2006 was estimated using the following weighted average assumptions:

	December 28, 2008	December 30, 2007	December 31, 2006
Option Plan Shares
Dividend yield	None	None	None
Expected volatility	0.52	0.44	0.52
Risk-free interest rate	2.50%	4.44%	4.63%
Expected lives	3.5 years	3.4 years	3.7 years
Estimated annual forfeiture rate	8.31%	7.59%	7.74%
Weighted average fair value at grant date	$8.40	$15.84	$25.44

Employee Stock Purchase Plan Shares
Dividend yield	None	None	None
Expected volatility	0.60	0.43	0.52
Risk-free interest rate	1.97%	5.08%	4.96%
Expected lives	½ year	½ year	½ year
Weighted average fair value at exercise date	$6.00	$12.75	$16.73

Stock Options and SARs.  A summary of stock options and stock appreciation rights (“SARs”) activity under all of the Company’s share-based compensation plans as of December 28, 2008 and changes during the fiscal year ended December 28, 2008 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(In thousands, except exercise price and contractual term)
Options outstanding at January 1, 2006	20,316	$21.57		$260,187
Granted	6,021	58.41
Exercised	(4,861)	17.91		205,618
Forfeited	(851)	41.05
Expired	(40)	40.29
Options and SARs assumed through acquisition	5,807	30.57
Options and SARs outstanding at December 31, 2006	26,392	31.97	6.7	392,469
Granted	5,848	43.65
Exercised	(4,678)	20.24		124,816
Forfeited	(1,728)	45.99
Expired	(277)	56.03
Options and SARs outstanding at December 30, 2007	25,557	35.59	5.8	165,185
Granted	3,616	21.29
Exercised	(895)	7.77		11,751
Forfeited	(1,927)	42.47
Expired	(1,294)	43.35
Options and SARs outstanding at December 28, 2008	25,057	33.59	4.9	5,284
Options and SARs vested and expected to vest after December 28, 2008, net of forfeitures	23,892	33.56	4.8	5,274
Options and SARs exercisable at December 28, 2008	16,500	31.88	4.5	5,212

At December 28, 2008, the total compensation cost related to options and SARs granted to employees under the Company’s share-based compensation plans but not yet recognized was approximately $118.4 million, net of estimated forfeitures.  This cost will be amortized on a straight-line basis over a weighted average period of approximately 3.1 years.  Options and SARs valuation assumptions related to Matrix and msystems acquisitions are discussed in Note 15, “Business Acquisitions.”

Restricted Stock Units.  Restricted stock units (“RSUs”) are converted into shares of the Company’s common stock upon vesting on a one-for-one basis.  Typically, vesting of RSUs is subject to the employee’s continuing service to the Company.  The cost of these awards is determined using the fair value of the Company’s common stock on the date of the grant, and compensation is recognized on a straight-line basis over the requisite vesting period.

A summary of the changes in RSUs outstanding under the Company’s share-based compensation plan during the fiscal year ended December 28, 2008 is presented below (in thousands, except for weighted average grant date fair value):

	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Non-vested share units at January 1, 2006	105	$42.19	$3,489
Granted	516	57.69
Vested	(97)	52.21	4,865
Forfeited	(65)	63.85
Restricted stock units assumed through acquisition	139	72.83
Non-vested share units at December 31, 2006	598	58.71	25,740
Granted	132	44.86
Vested	(184)	56.21	8,136
Forfeited	(47)	67.10
Non-vested share units at December 30, 2007	499	55.20	16,735
Granted	1,338	18.79
Vested	(173)	54.41	4,149
Forfeited	(141)	32.22
Non-vested share units at December 28, 2008	1,523	25.38	13,983

As of December 28, 2008, the Company had $26.4 million of total unrecognized compensation expense, net of estimated forfeitures, related to RSUs, which will be recognized over a weighted average estimated remaining life of 2.8 years.

Employee Stock Purchase Plan.  At December 28, 2008, there was $0.5 million of total unrecognized compensation cost related to ESPP that is expected to be recognized over a period of approximately 0.1 years.

Share-Based Compensation Expense.  The Company recorded $97.8 million, $133.0 million and $100.6 million of share-based compensation expense for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively, that included the following:

	December 28, 2008	December 30, 2007	December 31, 2006
	(In thousands)
Share-based compensation expense by caption:
Cost of product revenues	$10,775	$14,743	$7,991
Research and development	38,854	49,194	40,999
Sales and marketing	20,067	31,722	21,617
General and administrative	28,103	37,351	30,034
Total share-based compensation expense	$97,799	$133,010	$100,641

Share-based compensation expense by type of award:
Stock options and SARs	$77,015	$111,360	$85,862
Restricted stock units	14,753	16,674	11,181
Employee stock purchase plans	6,031	4,976	3,598
Total share-based compensation expense	$97,799	$133,010	$100,641

Share-based compensation of $3.4 million and $3.7 million related to manufacturing personnel was capitalized into inventory as of December 28, 2008 and December 30, 2007, respectively.

Note 10:   Restructuring Plans

Fiscal 2008 Restructuring Plans

Second Quarter of Fiscal 2008 Restructuring Plan.  In the second quarter ended June 28, 2008, the Company initiated restructuring actions in an effort to better align its cost structure with its anticipated revenue stream and to improve the Company's results of operations and cash flows (“Second Quarter of Fiscal 2008 Restructuring Plan”).  The cost of $4.1 million was for severance and benefits related to the involuntary termination of approximately 131 employees in all functions, primarily in the U.S. and Israel.

The following table sets forth the activity in the accrued restructuring balances related to the Second Quarter of Fiscal 2008 Restructuring Plan (in millions):

	Severance and Benefits	Contract Termination Fees and Other Charge		Total
Restructuring provision	$4.1	$	─	$4.1
Cash paid	(3.1)		─	(3.1)
Accrual balance at December 28, 2008	$1.0	$	─	$1.0

The remaining restructuring accrual balance is reflected in Other Current Accrued Liabilities in the Consolidated Balance Sheets and is expected to be utilized in fiscal year 2009.

Fourth Quarter of Fiscal 2008 Restructuring Plan and Other.  In the fourth quarter ended December 28, 2008, the Company initiated additional restructuring actions in an effort to better align its cost structure with business operation levels (“Fourth Quarter of Fiscal 2008 Restructuring Plan and Other”).  Of the total costs accrued of $31.4 million, $10.4 million was related to severance and benefits for the involuntary termination of approximately 428 employees in all functions, primarily in the U.S., Israel and Spain.  Contract Termination Fees and Other Charges of $21.0 million included restructuring charges for marketing contract termination costs, technology license impairments, and fixed asset impairments related to outsourcing certain manufacturing activities.  In addition to the restructuring charge, contract termination fees and other charges include an accrual for unrelated litigation settlements.

The following table sets forth the activity in the accrued restructuring balances related to Fourth Quarter of Fiscal 2008 Restructuring Plan and Other (in millions):

	Severance and Benefits	Contract Termination Fees and Other Charges	Total
Restructuring and other provisions	$10.4	$21.0	$31.4
Cash paid	(4.1)	(2.4)	(6.5)
Non-cash utilization	─	(4.6)	(4.6)
Accrual balance at December 28, 2008	$6.3	$14.0	$20.3

The Company anticipates that the remaining restructuring accrual balance of $20.3 million will be substantially paid out or utilized in fiscal year 2009.  The remaining restructuring accrual balance is reflected in Other Current Accrued Liabilities in the Consolidated Balance Sheets.

Fiscal 2007 Restructuring Plan

In the first quarter of fiscal year 2007, the Company initiated a restructuring plan to better align its organizational workforce and close redundant facilities in order to reduce the Company’s cost structure.  The Company incurred a total cost of $6.7 million, of which $6.0 million was related to involuntary termination of 149 employees in all functions in the U.S. and Israel.  Substantially all of the fiscal year 2007 restructuring plan was paid out in cash during fiscal year 2007.  The Company anticipates that the remaining accrued restructuring balance of $0.7 million will be substantially paid out in cash through the first quarter of fiscal year 2010, in connection with long-term facility leases.  The remaining restructuring accrual balance is reflected in Other Current Accrued Liabilities and Non-current Liabilities in the Consolidated Balance Sheets.

Note 11:  Income Taxes

The provision for income taxes consists of the following (in thousands):

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Current:
Federal	$(245,361)	$108,636	$174,320
State	7,246	19,958	27,788
Foreign	46,925	81,442	63,841
	(191,190)	210,036	265,949
Deferred:
Federal	213,980	(38,686)	(32,196)
State	36,655	(2,655)	(8,862)
Foreign	(25,195)	(11,864)	(3,548)
	225,440	(53,205)	(44,606)
Provision for income taxes	$34,250	$156,831	$221,343

Deferred federal income taxes includes taxes withheld on royalties and interest received of $79.4 million for the fiscal year ended December 28, 2008.  Current foreign income taxes includes taxes withheld on royalties received of $66.5 million and $59.2 million for the fiscal years ended December 30, 2007 and December 31, 2006, respectively.

Income (loss) before provision for income taxes consisted of the following (in thousands):

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
United States	$(1,908,020)	$408,389	$166,492
International	(44,354)	(55,731)	236,863
Total	$(1,952,374)	$352,658	$403,355

The Company’s provision for income taxes differs from the amount computed by applying the federal statutory rates to income (loss) before taxes as follows:

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
U.S. federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	0.5	3.6	3.4
Non-deductible share-based compensation expense	(0.7)	5.7	3.1
Impairment of goodwill	(17.9)	—	—
Valuation allowance	(18.5)	—	—
Write-off of acquired in-process technology	—	—	19.6
Tax-exempt interest income	1.1	(6.4)	(2.9)
Foreign earnings at other than U.S. rates	(1.0)	(4.5)	(3.1)
Foreign losses not benefited	—	8.8	0.6
Other	(0.3)	2.3	(0.8)
Effective income tax rates	(1.8)%	44.5%	54.9%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return reporting purposes.  Significant components of the Company’s net deferred tax assets as of December 28, 2008 and December 30, 2007 were as follows (in thousands):

	December 28, 2008	December 30, 2007
Deferred tax assets:
Deferred revenue recognized for tax purposes	$35,908	$48,932
Accruals and reserves not currently deductible	149,582	170,279
Depreciation and amortization not currently deductible	60,406	53,177
Deductible share-based compensation	50,465	37,959
Unrealized loss on investments	52,138	24,879
Unrealized foreign exchange loss	58,131	—
Net operating loss carryforwards	52,553	33,444
Tax credit carryforward	149,785	15,287
Other	17,139	7,485
Gross deferred tax assets	626,107	391,442
Valuation allowance	(430,817)	(67,354)
Deferred tax assets, net of valuation allowance	195,290	324,088

Deferred tax liabilities:
Acquired intangible assets	(15,816)	(42,477)
Unrealized gain on investments	(72,302)	(23,553)
Unrealized foreign exchange gain	(78,031)	—
U.S. taxes provided on unremitted earnings of foreign subsidiaries	(17,619)	(62,647)
Total deferred tax liabilities	(183,768)	(128,677)
Net deferred tax assets	$11,522	$195,411

The Company has incurred a cumulative loss in recent years and determined in fiscal year 2008, based on all available evidence, that there was substantial uncertainty as to the realizability of the deferred tax assets in future periods.  A valuation allowance of $430.8 million and $67.4 million was provided on gross deferred tax assets at December 28, 2008 and December 30, 2007, respectively, based upon available evidence that it is not more likely than not that certain deferred tax assets will be realized.  The valuation allowance increased $363.4 million in fiscal year 2008 from fiscal year 2007, due to the establishment of the valuation allowance on certain U.S. deferred tax assets, including tax credits, net operating losses and book/tax timing differences and certain foreign deferred tax assets.  The future release of the valuation allowance will benefit the provision for income taxes.  The fiscal year 2008 taxable loss in the U.S. can be carried back to prior years and a tax refund receivable of $241.7 million has been recorded due to federal and certain state net operating loss carryback claims.

The Emergency Economic Stabilization Act of 2008 enacted October 3, 2008 retroactively extended the research credit carryforward for the fiscal year 2008.  As a result, the generated credit of $2.7 million will be carried forward and is subject to a valuation allowance.

The Company has federal, state before federal benefit, and foreign net operating loss carryforwards of approximately $87.6 million, $104.3 million and $175.0 million, respectively.  Some net operating losses will begin to expire in fiscal year 2011, if not utilized.  The Company also has federal and state research credit carryforwards of approximately $12.2 million and $18.0 million before federal benefit, respectively.  In addition, the Company has foreign tax credits of $124.4 million and alternative minimum tax credits of $1.1 million.  Some credit carryforwards will begin to expire in fiscal year 2013, if not utilized.  Some of these carryforwards are subject to annual limitations, including Section 382 of the Internal Revenue Code of 1986, as amended, for U.S. tax purposes and similar state provisions.

No provision has been made for U.S. income taxes or foreign withholding taxes on approximately $94.8 million of cumulative unremitted earnings of certain foreign subsidiaries as of December 28, 2008, since the Company intends to indefinitely reinvest these earnings outside the U.S.  If these earnings were distributed to the U.S., the Company would be subject to additional U.S. income taxes and foreign withholding taxes (subject to adjustment for foreign tax credits).  As of December 28, 2008, the unrecognized deferred tax liability for these earnings was approximately $26.8 million.

The tax benefit (charge) associated with the exercise of stock options was applied to capital in excess of par value in the amount of ($3.9) million, $18.4 million and $61.5 million in fiscal years 2008, 2007 and 2006, respectively.  The tax benefit associated with the exercise of stock options credited to goodwill in fiscal years 2008, 2007 and 2006 was zero, $0.6 million and $4.6 million, respectively.

The Company adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, on January 1, 2007.  As a result of the adoption, the Company recognized an increase of approximately $1.0 million in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings.  A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$38,629
Additions based on tax positions related to current year	30,983
Additions for tax positions of prior years	3,051
Reductions for tax positions of prior years	(2,161)
Reductions due to expiration of statute of limitations	(308)
Balance at December 31, 2007	70,194
Additions based on tax positions related to current year	26,342
Additions for tax positions of prior years	44,247
Reductions for tax positions of prior years	(13,501)
Reductions due to expiration of statute of limitations	(2,845)
Balance at December 28, 2008	$124,437

The total amount of unrecognized tax positions that would impact the effective tax rate is approximately $94.2 million at December 28, 2008.  The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.  The liability related to unrecognized tax benefits included accrued interest and penalties of approximately $24.3 million, $9.7 million and $5.0 million at December 28, 2008, December 30, 2007 and December 31, 2006, respectively.  Tax expense for the years ended December 28, 2008 and December 30, 2007 included interest and penalties of $12.3 million and $3.0 million, respectively.  Tax expense for the year ended December 31, 2006 included a net benefit for interest and penalties of $0.8 million.

It is reasonably possible that the unrecognized tax benefits could decrease by approximately $11.7 million within the next 12 months as a result of the expiration of statutes of limitation.  The Company is currently under audit by several tax authorities.  Because timing of the resolution and/or closure of these audits is highly uncertain it is not possible to estimate other changes to the amount of unrecognized tax benefits for positions existing at December 28, 2008.

The Company is subject to U.S. federal income tax as well as income taxes in many state and foreign jurisdictions.  The federal statute of limitations on assessment remains open for the tax years 2005 through 2007, and the statutes of limitation in state jurisdictions remain open in general from tax years 2002 through 2007.  The major foreign jurisdictions remain open for examination in general for tax years 2002 through 2007.

Note 12:  Earnings (Loss) per Share

The following table sets forth the computation of basic and diluted earnings (loss) per share (in thousands, except per share amounts):

	Fiscal Years Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Numerator:
Numerator for basic earnings (loss) per share:
Net income (loss) attributable to common stockholders	$(1,986,624)	$190,616	$180,393
Denominator for basic earnings (loss) per share:
Weighted average common shares outstanding	225,292	227,744	198,929
Basic earnings (loss) per share	$(8.82)	$0.84	$0.91

Numerator for diluted earnings (loss) per share:
Net income (loss) attributable to common stockholders	$(1,986,624)	$190,616	$180,393
Interest on the 1% Convertible Notes due 2035, net of tax	—	469	58
Numerator for diluted earnings (loss) per share	$(1,986,624)	$191,085	$180,451
Denominator for diluted earnings (loss) per share:
Weighted average common shares	225,292	227,744	198,929
Incremental common shares attributable to exercise of outstanding employee stock options, restricted stock, restricted stock units and warrants (assuming proceeds would be used to purchase common stock)	—	6,101	8,284
Effect of dilutive 1% Convertible Notes due 2035	—	2,012	238
Shares used in computing diluted earnings (loss) per share	225,292	235,857	207,451
Diluted earnings (loss) per share	$(8.82)	$0.81	$0.87

Anti-dilutive shares excluded from earnings (loss) per share calculation	54,844	40,133	33,381

Basic earnings (loss) per share exclude any dilutive effects of stock options, SARs, RSUs, warrants and convertible securities.  Fiscal years 2007 and 2006 diluted earnings per share include the dilutive effects of stock options, SARs, RSUs, warrants and the 1% Convertible Notes due 2035.  Certain common stock issuable under stock options, SARs, warrants and the 1% Senior Convertible Notes due 2013 were anti-dilutive for all fiscal years presented.

Note 13:  Commitments, Contingencies and Guarantees

FlashVision.  In June 2008, the Company agreed to wind-down its 49.9% ownership interest in FlashVision Ltd. (“FlashVision”), a business venture with Toshiba which owns 50.1%.  In this venture, the Company and Toshiba collaborated in the development and manufacture of 200-millimeter NAND flash memory products.  However, the Company and Toshiba have determined that production of NAND flash memory products utilizing 200-millimeter wafers is no longer cost effective relative to current and projected market prices for NAND flash memory.

As part of the ongoing wind-down of FlashVision, Toshiba agreed to purchase certain assets of FlashVision and has retired the existing master lease agreement between FlashVision and a consortium of financial institutions, thereby releasing the Company from its contingent indemnification obligation.  Due to the wind-down qualifying as a reconsideration event under FIN 46R, the Company re-evaluated whether FlashVision is a variable interest entity and concluded that FlashVision is no longer a variable interest entity within the scope of FIN 46R.  In fiscal year 2008, the Company received distributions of $102.5 million relating to its investment in FlashVision.  At December 28, 2008, the Company had an investment in FlashVision of $64.0 million denominated in Japanese yen, offset by $43.3 million of cumulative translation adjustments recorded in accumulated OCI.  For discussion on impairment of the FlashVision investment, see Note 4, “Balance Sheet Information - Notes Receivable and Investments in the Flash Ventures with Toshiba.”

Flash Partners.  The Company has a 49.9% ownership interest in Flash Partners Ltd. (“Flash Partners”), a business venture with Toshiba which owns 50.1%, formed in fiscal year 2004.  In the venture, the Company and Toshiba have collaborated in the development and manufacture of NAND flash memory products.  These NAND flash memory products are manufactured by Toshiba at the 300-millimeter wafer fabrication facility (“Fab 3”) located in Yokkaichi, Japan, using the semiconductor manufacturing equipment owned or leased by Flash Partners.  Flash Partners purchases wafers from Toshiba at cost and then resells those wafers to the Company and Toshiba at cost plus a markup.  The Company accounts for its 49.9% ownership position in Flash Partners under the equity method of accounting.  The Company is committed to purchase its provided three-month forecast of Flash Partner’s NAND wafer supply, which generally equals 50% of the venture’s output.  The Company is not able to estimate its total wafer purchase commitment obligation beyond its rolling three-month purchase commitment because the price is determined by reference to the future cost of producing the semiconductor wafers.  In addition, the Company is committed to fund 49.9% of Flash Partners’ costs to the extent that Flash Partners’ revenues from wafer sales to the Company and Toshiba are insufficient to cover these costs.

As of December 28, 2008, the Company had notes receivable from Flash Partners of 76.3 billion Japanese yen, or approximately $843 million, based upon the exchange rate of 90.41 Japanese yen to one U.S. dollar at December 28, 2008.  These notes are secured by the equipment purchased by Flash Partners using the note proceeds.  The Company has additional guarantee obligations to Flash Partners, see “Off-Balance Sheet Liabilities.”  At December 28, 2008, the Company had an equity investment in Flash Partners of $202.5 million denominated in Japanese yen, offset by $48.5 million of cumulative translation gains recorded in accumulated OCI.  In fiscal year 2008, the Company recorded a $20.0 million  impairment of its equity investment in Flash Partners.  For discussion on impairment of the Flash Partners investment, see Note 4, “Balance Sheet Information - Notes Receivable and Investments in the Flash Ventures with Toshiba,” regarding impairment of equity method investments in fiscal year 2008.

Flash Alliance.  The Company has a 49.9% ownership interest in Flash Alliance Ltd. (“Flash Alliance”), a business venture with Toshiba which owns 50.1%, formed in fiscal year 2006.  In the venture, the Company and Toshiba have collaborated in the development and manufacture of NAND flash memory products.  These NAND flash memory products are manufactured by Toshiba at its 300 millimeter wafer fabrication facility (“Fab 4”) located in Yokkaichi, Japan, using the semiconductor manufacturing equipment owned or leased by Flash Alliance.  Flash Alliance purchases wafers from Toshiba at cost and then resells those wafers to the Company and Toshiba at cost plus a markup.  The Company accounts for its 49.9% ownership position in Flash Alliance under the equity method of accounting.  The Company is committed to purchase its provided three-month forecast of Flash Alliance’s NAND wafer supply, which generally equals 50% of the venture’s output.  The Company is not able to estimate its total wafer purchase commitment obligation beyond its rolling three-month purchase commitment because the price is determined by reference to the future cost of producing the semiconductor wafers.  In addition, the Company is committed to fund 49.9% of Flash Alliance’s costs to the extent that Flash Alliance’s revenues from wafer sales to the Company and Toshiba are insufficient to cover these costs.

As of December 28, 2008, the Company had notes receivable from Flash Alliance of 25.0 billion Japanese yen, or approximately $277 million, based upon the exchange rate at December 28, 2008.  These notes are secured by the equipment purchased by Flash Alliance using the note proceeds.  The Company has additional guarantee obligations to Flash Alliance, see “Off-Balance Sheet Liabilities.”  At December 28, 2008, the Company had an equity investment in Flash Alliance of $215.9 million denominated in Japanese yen, offset by $49.7 million of cumulative translation adjustments recorded in accumulated OCI.  In fiscal year 2008, the Company recorded an impairment of $63.0 million to the equity investment in Flash Alliance.  For discussion on impairment of the Flash Alliance investment, see Note 4, “Balance Sheet Information - Notes Receivable and Investments in the Flash Ventures with Toshiba,” regarding impairment of equity method investments in fiscal year 2008.

Flash Ventures.  As a part of the Flash Partners and Flash Alliance (hereinafter referred to as “Flash Ventures”) agreements, the Company is required to fund direct and common research and development expenses related to the development of advanced NAND flash memory technologies.  As of December 28, 2008 and December 30, 2007, the Company had accrued liabilities related to these expenses of $4.0 million and $8.0 million, respectively.  In addition, in fiscal year 2008, the Company recorded charges of $121 million in cost of product revenues for adverse purchase commitments associated with under-utilization of Flash Ventures capacity for the 90-day period subsequent to December 28, 2008 related to the Company’s non-cancellable orders to Flash Ventures.

The Company has guarantee obligations to Flash Ventures, see “Off-Balance Sheet Liabilities.”

Toshiba Foundry.  The Company has the ability to purchase additional capacity under a foundry arrangement with Toshiba.

TwinSys.  The Company had a 50.1% beneficial ownership in TwinSys Data Storage Limited Partnership (“TwinSys”), a business venture with Toshiba, consisting of (i) 49.9% ownership in TwinSys and (ii) 0.2% interest held by TwinSys Ltd., in which the Company has a 51% ownership interest.  The Company and Toshiba terminated the operations of TwinSys as of March 31, 2007.

Business Ventures and Foundry Arrangement with Toshiba.  Purchase orders placed under Flash Ventures and the foundry arrangement with Toshiba for up to three months are binding and cannot be canceled.

Other Silicon Sources.  The Company’s contracts with its other sources of silicon wafers generally require the Company to provide purchase order commitments based on nine month rolling forecasts.  The purchase orders placed under these arrangements relating to the first three months of the nine month forecast are generally binding and cannot be canceled.  These outstanding purchase commitments for other sources of silicon wafers are included as part of the total “Noncancelable production purchase commitments” in the “Contractual Obligations” table below.

Subcontractors.  In the normal course of business, the Company’s subcontractors periodically procure production materials based on the forecast the Company provides to them.  The Company’s agreements with these subcontractors require that the Company reimburse them for materials that are purchased on the Company’s behalf in accordance with such forecast.  Accordingly, the Company may be committed to certain costs over and above its open noncancelable purchase orders with these subcontractors.  These commitments for production materials to subcontractors are included as part of the total “Noncancelable production purchase commitments” in the “Contractual Obligations” table below.

Off-Balance Sheet Liabilities

The following table details the Company’s portion of the remaining guarantee obligations under each of Flash Ventures’ master lease facilities in both Japanese yen and the U.S. dollar equivalent based upon the exchange rate at December 28, 2008.

Master Lease Agreements by Execution Date	Lease Amounts		Expiration
	(Yen in billions)	(Dollars in thousands)
Flash Partners
December 2004	¥12.1	$133,810	2010
December 2005	9.7	106,931	2011
June 2006	10.1	111,726	2011
September 2006	33.4	369,670	2011
March 2007	23.0	254,447	2012
February 2008	10.5	116,679	2013
	¥98.8	$1,093,263
Flash Alliance
November 2007	¥43.7	$483,274	2013
June 2008	46.9	518,440	2013
	¥90.6	$1,001,714
Total guarantee obligations	¥189.4	$2,094,977

The following table details the breakdown of the Company’s remaining guarantee obligations between the principal amortization and the purchase option exercise price at the term of the master lease agreements, in annual installments as of December 28, 2008 in U.S. dollars based upon the exchange rate at December 28, 2008.

Annual Installments	Payment of Principal Amortization	Purchase Option Exercise Price at Final Lease Terms		Guarantee Amount
	(In thousands)
Year 1	$498,399	$	─	$498,399
Year 2	437,210		66,521	503,731
Year 3	322,052		220,850	542,902
Year 4	169,712		144,341	314,053
Year 5	47,305		188,587	235,892
Total guarantee obligations	$1,474,678		$620,299	$2,094,977

FlashVision.  FlashVision had an equipment lease arrangement of approximately 15.0 billion Japanese yen, or approximately $143 million based upon the exchange rate at May 30, 2008, of which 6.2 billion Japanese yen, or approximately $59 million based upon the exchange rate at May 30, 2008, was retired by Toshiba on May 30, 2008 thereby releasing the Company of its indemnification agreement with Toshiba.

Flash Partners.  Flash Partners sells and leases back from a consortium of financial institutions (“lessors”) a portion of its tools and has entered into six equipment master lease agreements totaling 300.0 billion Japanese yen, or approximately $3.32 billion based upon the exchange rate at December 28, 2008, of which 197.7 billion Japanese yen, or approximately $2.19 billion based upon the exchange rate at December 28, 2008, was outstanding at December 28, 2008.  The Company and Toshiba have each guaranteed 50%, on a several basis, of Flash Partners’ obligations under the master lease agreements.  In addition, these master lease agreements are secured by the underlying equipment.  As of December 28, 2008, the amount of the Company’s guarantee obligation of the Flash Partners master lease agreements, which reflects future payments and any lease adjustments, was 98.8 billion Japanese yen, or approximately $1.09 billion based upon the exchange rate at December 28, 2008.  Certain lease payments are due quarterly and certain lease payments are due semi-annually, and are scheduled to be completed in stages through fiscal year 2013.  At each lease payment date, Flash Partners has the option of purchasing the tools from the lessors.  Flash Partners is obligated to insure the equipment, maintain the equipment in accordance with the manufacturers’ recommendations and comply with other customary terms to protect the leased assets.  The fair value of the Company’s guarantee obligation of Flash Partners’ master lease agreements was not material at inception of each master lease.

The master lease agreements contain customary covenants for Japanese lease facilities.  In addition to containing customary events of default related to Flash Partners that could result in an acceleration of Flash Partners’ obligations, the master lease agreements contain an acceleration clause for certain events of default related to the Company as guarantor, including, among other things, the Company’s failure to maintain a minimum shareholders’ equity of at least $1.51 billion, and its failure to maintain a minimum corporate rating of BB- from Standard & Poors (“S&P”) or Moody’s Corporation (“Moody’s”), or a minimum corporate rating of BB+ from Rating & Investment Information, Inc. (“R&I”).  As of December 28, 2008, Flash Partners was in compliance with all of its master lease covenants.  While the Company’s S&P credit rating was B, two levels below the required minimum corporate rating threshold from S&P, the Company’s R&I credit rating was BBB-, one level above the required minimum corporate rating threshold from R&I.  If R&I were to downgrade the Company’s credit rating below the minimum corporate rating threshold, Flash Partners would become non-compliant under its master equipment lease agreements and would be required to negotiate a resolution to the non-compliance to avoid acceleration of the obligations under such agreements.  Such resolution could include, among other things, supplementary security to be supplied by the Company, as guarantor, or increased interest rates or waiver fees, should the lessors decide they need additional collateral or financial consideration under the circumstances.  If a resolution were unsuccessful, the Company could be required to pay a portion or the entire outstanding lease obligations covered by its guarantee under such Flash Partners master lease agreements.

Flash Alliance.  Flash Alliance sells and leases back from a consortium of financial institutions (“lessors”) a portion of its tools and has entered into two equipment master lease agreements totaling 200.0 billion Japanese yen, or approximately $2.21 billion based upon the exchange rate at December 28, 2008, of which 181.1 billion Japanese yen, or approximately $2.00 billion based upon the exchange rate at December 28, 2008, was outstanding as of December 28, 2008.  The Company and Toshiba have each guaranteed 50%, on a several basis, of Flash Alliance’s obligation under the master lease agreements.  In addition, these master lease agreements are secured by the underlying equipment.  As of December 28, 2008, the amount of the Company’s guarantee obligation of the Flash Alliance master lease agreements was 90.6 billion Japanese yen, or approximately $1.0 billion based upon the exchange rate at December 28, 2008.  Remaining master lease payments are due semi-annually and are scheduled to be completed in fiscal year 2013.  At each lease payment date, Flash Alliance has the option of purchasing the tools from the lessors.  Flash Alliance is obligated to insure the equipment, maintain the equipment in accordance with the manufacturers’ recommendations and comply with other customary terms to protect the leased assets.  The fair value of the Company’s guarantee obligation of Flash Alliance’s master lease agreements was not material at inception of each master lease.

The master lease agreements contain customary covenants for Japanese lease facilities.  In addition to containing customary events of default related to Flash Alliance that could result in an acceleration of Flash Alliance’s obligations, the master lease agreements contain an acceleration clause for certain events of default related to the Company as guarantor, including, among other things, the Company’s failure to maintain a minimum shareholders’ equity of at least $1.51 billion, and its failure to maintain a minimum corporate rating of BB- from S&P or Moody’s or a minimum corporate rating of BB+ from R&I.  As of December 28, 2008, Flash Alliance was in compliance with all of its master lease covenants.  While the Company’s S&P credit rating was B, two levels below the required minimum corporate rating threshold from S&P, the Company’s R&I credit rating was BBB-, one level above the required minimum corporate rating threshold from R&I.  If R&I were to downgrade the Company’s credit rating below the minimum corporate rating threshold, Flash Alliance would become non-compliant under its master equipment lease agreements and would be required to negotiate a resolution to the non-compliance to avoid acceleration of the obligations under such agreements.  Such resolution could include, among other things, supplementary security to be supplied by the Company, as guarantor, or increased interest rates or waiver fees, should the lessors decide they need additional collateral or financial consideration under the circumstances.  If a resolution were unsuccessful, the Company could be required to pay a portion or the entire outstanding lease obligations covered by its guarantee under such Flash Alliance master lease agreements.

Guarantees

Indemnification Agreements.  The Company has agreed to indemnify suppliers and customers for alleged patent infringement.  The scope of such indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees.  The Company may periodically engage in litigation as a result of these indemnification obligations.  The Company’s insurance policies exclude coverage for third-party claims for patent infringement.  Although the liability is not remote, the nature of the patent infringement indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its suppliers and customers.  Historically, the Company has not made any significant indemnification payments under any such agreements.  As of December 28, 2008, no amount had been accrued in the accompanying Consolidated Financial Statements with respect to these indemnification guarantees.

As permitted under Delaware law and the Company’s certificate of incorporation and bylaws, the Company has agreements, or has assumed agreements in connection with its acquisitions, whereby it indemnifies certain of its officers, employees, and each of its directors for certain events or occurrences while the officer, employee or director is, or was, serving at the Company’s or the acquired company’s request in such capacity.  The term of the indemnification period is for the officer’s, employee’s or director’s lifetime.  The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is generally unlimited; however, the Company has a Director and Officer insurance policy that may reduce its exposure and enable it to recover all or a portion of any future amounts paid.  As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal.  The Company has no liabilities recorded for these agreements as of December 28, 2008 or December 30, 2007, as these liabilities are not reasonably estimable even though liabilities under these agreements are not remote.

The Company and Toshiba have agreed to mutually contribute to, and indemnify each other and Flash Ventures for environmental remediation costs or liability resulting from Flash Ventures’ manufacturing operations in certain circumstances.  The Company and Toshiba have also entered into a Patent Indemnification Agreement under which in many cases the Company will share in the expenses associated with the defense and cost of settlement associated with such claims.  This agreement provides limited protection for the Company against third party claims that NAND flash memory products manufactured and sold by Flash Ventures infringes third party patents.  The Company has not made any indemnification payments under any such agreements and as of December 28, 2008, no amounts have been accrued in the accompanying Consolidated Financial Statements with respect to these indemnification guarantees.

Contractual Obligations and Off-Balance Sheet Arrangements

The following tables summarize the Company’s contractual cash obligations, commitments and off-balance sheet arrangements at December 28, 2008, and the effect such obligations are expected to have on its liquidity and cash flows in future periods (in thousands).

Contractual Obligations.
	Total		1 Year or Less (Fiscal 2009)	2 - 3 Years (Fiscal 2010 and 2011)	4 –5 Years (Fiscal 2012 and 2013)	More than 5 Years (Beyond Fiscal 2013)
Operating leases	$34,075		$9,078	$14,232	$5,744	$5,021
Flash Partners reimbursement for certain fixed costs including depreciation	1,907,890	(3)	636,549	964,626	259,182	47,533
Flash Alliance reimbursement for certain fixed costs including depreciation	2,491,220	(3)	1,071,652	907,794	493,151	18,623
Toshiba research and development	12,134	(3)	12,134	—	—	—
Capital equipment purchase commitments	15,180		15,085	95	—	—
Convertible notes principal and interest (1)	1,294,920		12,250	24,500	24,500	1,233,670
Operating expense commitments	78,685		65,854	9,791	3,040	—
Noncancelable production purchase commitments (2)	326,728	(3)	326,728	—	—	—
Total contractual cash obligations	$6,160,832		$2,149,330	$1,921,038	$785,617	$1,304,847

Off-Balance Sheet Arrangements.
As of December 28, 2008
Guarantee of Flash Partners equipment leases (4)	$1,093,263
Guarantee of Flash Alliance equipment leases (4)	1,001,714

_________________
(1)
In May 2006, the Company issued and sold $1.15 billion in aggregate principal amount of 1% Senior Convertible Notes due May 15, 2013.  The Company will pay cash interest at an annual rate of 1%, payable semi-annually on May 15 and November 15 of each year until calendar year 2013.  In November 2006, through its acquisition of msystems, the Company assumed msystems’ $75 million in aggregate principal amount of 1% Convertible Notes due March 15, 2035.  The Company will pay cash interest at an annual rate of 1%, payable semi-annually on March 15 and September 15 of each year until calendar year 2035.

(2)	Includes Toshiba foundries, Flash Ventures, related party vendors and other silicon source vendor purchase commitments.

(3)	Includes amounts denominated in Japanese yen, which are subject to fluctuation in exchange rates prior to payment and have been translated using the exchange rate at December 28, 2008.

(4)	The Company’s guarantee obligation, net of cumulative lease payments, is 189.4 billion Japanese yen, or approximately $2.09 billion based upon the exchange rate at December 28, 2008.

The Company has excluded $148.4 million of unrecognized tax benefits from the contractual obligation table above due to the uncertainty with respect to the timing of associated future cash flows at December 28, 2008.  The Company is unable to make reasonable reliable estimates of the period of cash settlement with the respective taxing authorities.

The Company leases many of its office facilities and operating equipment for various terms under long-term, noncancelable operating lease agreements.  The leases expire at various dates from fiscal year 2009 through fiscal year 2016.  Future minimum lease payments at December 28, 2008 are presented below (in thousands):

Fiscal Year:
2009	$9,963
2010	8,725
2011	6,529
2012	4,866
2013	3,133
2014 and thereafter	5,021
38,237
Sublease income to be received in the future under noncancelable subleases	(4,162)
Net operating leases	$34,075

Rent expense for the years ended December 28, 2008, December 30, 2007 and December 31, 2006 was $8.2 million, $7.7 million and $7.8 million, respectively.

Note 14:  Related Parties and Strategic Investments

Toshiba.  The Company and Toshiba have collaborated in the development and manufacture of NAND flash memory products.  These NAND flash memory products are manufactured by Toshiba at Toshiba’s Yokkaichi, Japan operations using the semiconductor manufacturing equipment owned or leased by FlashVision, Flash Partners and Flash Alliance.  See also Note 13, “Commitments, Contingencies and Guarantees.”  The Company purchased NAND flash memory wafers from FlashVision, Flash Partners, Flash Alliance and Toshiba, made payments for shared research and development expenses, made loans to FlashVision, Flash Partners and Flash Alliance and made investments in FlashVision, Flash Partners and Flash Alliance totaling approximately $2,038.6 million, $1,294.5 million and $658.4 million in the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.  The purchases of NAND flash memory wafers are ultimately reflected as a component of the Company’s cost of product revenues.  During the fiscal year ended December 28, 2008, the Company had sales to Toshiba (excluding TwinSys as described in Note 13, “Commitments, Contingencies and Guarantees”) of $5.1 million, compared to $26.7 million in the prior year.  At December 28, 2008 and December 30, 2007, the Company had accounts payable balances due to Toshiba of zero and $0.2 million, respectively, and accounts receivable balances from Toshiba of $2.2 million and $4.2 million, respectively.  At December 28, 2008 and December 30, 2007, the Company had accrued current liabilities due to Toshiba for shared research and development expenses of $4.0 million and $8.0 million, respectively.

Flash Ventures with Toshiba.  The Company owns 49.9% of each of the flash ventures with Toshiba (FlashVision, Flash Partners and Flash Alliance) and accounts for its ownership position under the equity method of accounting.  The Company’s obligations with respect to Flash Partners and Flash Alliance master lease agreements, take-or-pay supply arrangements and research and development cost sharing are described in Note 13, “Commitments, Contingencies and Guarantees.”  Flash Partners and Flash Alliance are variable interest entities as defined under FIN 46R; however the Company is not the primary beneficiary of either Flash Partners or Flash Alliance because it absorbs less than a majority of the expected gains and losses of each entity.  At December 28, 2008 and December 30, 2007, the Company had accounts payable balances due to FlashVision, Flash Partners and Flash Alliance of $370.4 million and $131.3 million, respectively.  For activity related to the wind-down of FlashVision, see Note 13, “Commitments, Contingencies and Guarantees.”

The Company’s maximum reasonably estimable loss exposure (excluding lost profits) as a result of its involvement with FlashVision, Flash Partners and Flash Alliance was $3.7 billion and $2.2 billion, as of December 28, 2008 and December 30, 2007, respectively.  These amounts are comprised of the Company’s investments, notes receivable and guarantee obligations.  At December 28, 2008 and December 30, 2007, the Company’s consolidated retained earnings (accumulated deficit) included approximately $5.1 million and $2.8 million, respectively, of undistributed earnings of FlashVision, Flash Partners and Flash Alliance.

The following summarizes the aggregated financial information for FlashVision, Flash Partners and Flash Alliance as of December 28, 2008 and December 30, 2007 (in thousands).

	December 28, 2008	December 30, 2007
	(Unaudited)
Current assets	$1,103,911	$870,018
Property, plant and equipment and other assets	4,159,457	3,331,584
Total assets	$5,263,368	$4,201,602
Current liabilities	$1,931,300	$1,958,322
Long-term liabilities	2,240,800	1,280,471

The following summarizes the aggregated financial information for FlashVision, Flash Partners and Flash Alliance for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively (in thousands).  FlashVision’s, Flash Partners’ and Flash Alliance’s year-ends are March 31, with quarters ending on March 31, June 30, September 30 and December 31.

	Twelve Months Ended
	December 28, 2008	December 30, 2007	December 31, 2006
	(Unaudited)
Net sales(1)	$3,945,321	$2,435,114	$1,462,024
Gross profit	21,263	13,587	8,894
Net income	7,222	927	1,730

(1)	Net sales represent sales to both the Company and Toshiba.

Tower Semiconductor.  As of December 28, 2008, the Company owned 15.9 million Tower shares or approximately 10.0% of the outstanding shares of Tower Semiconductor Ltd. (“Tower”), one of its suppliers of wafers for its controller components.  The Company also holds a convertible note, an equipment loan receivable, and warrants to purchase Tower ordinary shares.  In the first quarter of fiscal year 2008, the Company’s Chief Executive Officer resigned as a member of the Tower Board of Directors.  In fiscal year 2008, the Company recognized impairment charges of $18.9 million as a result of the other-than-temporary decline in its investment in Tower ordinary shares which reduced the investment value to $2.1 million as of December 28, 2008.  In addition, the Company holds a Tower convertible debenture with a market value of $2.9 million.  As of December 28, 2008, the Company also had an outstanding loan of $3.0 million to Tower for expansion of Tower’s 0.13 micron logic wafer capacity.  The loan to Tower is secured by the equipment purchased.  The Company purchased controller wafers and related non-recurring engineering of approximately $25.9 million, $65.8 million and $41.0 million in the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.  The purchases of controller wafers are ultimately reflected as a component of the Company’s cost of product revenues.  At December 28, 2008 and December 30, 2007, the Company had amounts receivable from Tower of $0.4 million and amounts payable to Tower of $6.1 million, respectively.

Flextronics.  On January 10, 2008, Michael Marks, who serves on the Company’s Board of Directors, resigned from Flextronics International, Ltd., (“Flextronics”), where he had held the position of chairman of the Board of Directors.  The activity from December 31, 2007 to January 10, 2008 between Flextronics and the Company was immaterial.  For the fiscal years ended December 30, 2007 and December 31, 2006, the Company recorded revenues from Flextronics and its affiliates of $75.5 million and $106.6 million, respectively, and at December 30, 2007, the Company had receivables from Flextronics and its affiliates of $0.6 million.  In addition, the Company purchased from Flextronics and its affiliates $72.6 million and $53.5 million of services for card assembly and testing in the fiscal years ended December 30, 2007 and December 31, 2006, respectively, which are ultimately reflected as a component of the Company’s cost of product revenues.  At December 30, 2007, the Company had amounts payable to Flextronics and its affiliates of approximately $10.3 million for these services.

Solid State Storage Solutions LLC.  During the second quarter of fiscal year 2007, the Company formed a venture with third parties that will license intellectual property.  This venture qualifies as a variable interest entity under FIN 46R.  The Company is considered the primary beneficiary of this venture, and in accordance with FIN 46R, the Company consolidates this venture in its financial statements.  The venture was financed with $10.2 million of initial aggregate capital contributions from the partners.  In July 2007, Solid State Storage Solutions LLC invested $10.0 million for the acquisition of intellectual property of which $3.2 million and $1.8 million was amortized in fiscal years 2008 and 2007, respectively.  The venture has an obligation of up to an additional $32.5 million related to the acquisition of intellectual property should the venture be profitable.

Note 15:  Business Acquisitions

msystems Ltd.  On November 19, 2006, the Company completed the acquisition of msystems in an all stock transaction.  This combination joined together two flash memory companies with complementary products, customers and channels.  The transaction was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations.  The purchase price was comprised of the following (in thousands):

Fair value of SanDisk common stock issued	$1,365,150
Estimated fair value of options and stock appreciation rights assumed	115,670
Direct transaction costs	14,918
Total purchase price	$1,495,738

As a result of the acquisition, the Company issued approximately 29.4 million shares of SanDisk common stock based on an exchange ratio of 0.76368 shares of the Company’s common stock for each outstanding share of msystems common stock as of November 19, 2006.  The average market price per share of SanDisk common stock of $46.48 was based on the average of the closing prices for a range of trading days around the announcement date (July 30, 2006) of the proposed transaction.

Pursuant to the terms of the merger agreement, each msystems stock option and stock appreciation right outstanding and unexercised as of November 19, 2006 was converted into a stock option and stock appreciation right (“SARs”), to purchase the Company’s common stock.  Based on msystems’ stock options outstanding at November 19, 2006, the Company assumed msystems’ options and SARs to purchase approximately 5.4 million shares of the Company’s common stock.  The fair value of options and SARs assumed was estimated using a valuation model with the following assumptions:

	Vested Options	Unvested Options	SARs
Valuation method	Black-Scholes-Merton	Black-Scholes-Merton	Binomial Model
Dividend yield	None	None	None
Expected volatility	0.50	0.50	0.50
Risk-free interest rate	5.04%	4.68%	4.67%
Weighted average expected life	0.9 Years	3.4 Years	3.7 Years
Fair value	$46.48	$46.48	$46.48
Exercise cap	N/A	N/A	$104.76

Direct transaction costs of approximately $15 million included investment banking, legal and accounting fees, and other external costs directly related to the acquisition.  As of December 28, 2008, all costs for accounting, legal and other professional services had been paid.

Acquisition-Related Restructuring.  During the fourth quarter of fiscal year 2006, the Company established its plans to integrate the msystems operations, which included the involuntary termination of approximately 100 employees and the exiting of duplicative facilities, and recorded $1.6 million for acquisition-related restructuring activities, of which $0.3 million related to excess lease obligations and $1.3 million related to personnel.  These acquisition-related restructuring liabilities were included in the purchase price allocation of the cost to acquire msystems.  As of December 28, 2008, there was no remaining acquisition-related restructuring accrual that had not been paid or utilized.

In-process Technology.  As part of the msystems purchase agreement, a certain amount of the purchase price was allocated to acquired in-process technology, which was determined through established valuation techniques in the high-technology industry and written-off in the fourth quarter of fiscal year 2006 because technological feasibility had not been established and no alternative future uses existed.  The value was determined by estimating the net cash flows and discounting forecasted net cash flows to their present values.  The Company wrote-off the acquired in-process technology of $186.0 million in the fourth quarter of fiscal year 2006.  As of December 28, 2008, it was estimated that these in-process projects would be completed at an estimated total cost of $3.5 million.  The net cash flows from the identified projects were based on estimates of revenues, costs of revenues, research and development expenses, including costs to complete the projects, selling, marketing and administrative expenses, and income taxes from the projects.  The Company believes the assumptions used in the valuations were reasonable at the time of the acquisition.  The estimated net revenues and gross margins were based on management’s projections of the projects and were in line with industry averages.  Estimated total net revenues from the projects were expected to grow through fiscal year 2009 and decline thereafter as other new products are expected to become available.  Estimated operating expenses included research and development expenses and selling, marketing and administrative expenses based upon historical and expected direct expense level and general industry metrics.  Estimated research and development expenses included costs to bring the projects to technological feasibility and costs associated with ongoing maintenance after a product is released, estimated at 2% of the expected net revenues for the in-process technologies.

The effective tax rate used in the analysis of the in-process technologies reflected a historical industry-specific average for the United States federal income tax rates.  A discount rate (the rate utilized to discount the net cash flows to their present values) of 19% was used in computing the present value of net cash flows for the projects.  The percentage of completion was determined using costs incurred by msystems prior to the acquisition date compared to the estimated remaining research and development to be completed to bring the projects to technological feasibility.

Matrix Semiconductor, Inc. On January 13, 2006, the Company completed the acquisition of Matrix, a designer and developer of three-dimensional (“3D”) integrated circuits.  Matrix® 3D Memory is used for one-time programmable storage applications that complement the Company’s existing flash storage memory products.  The Company acquired 100% of the outstanding shares of Matrix for a total purchase price of $296.4 million.  The purchase price was comprised of the following (in thousands):

Fair value of SanDisk common stock issued	$242,303
Estimated fair value of options assumed	33,169
Cash consideration	20,000
Direct transaction costs	907
Total purchase price	$296,379

As a result of the acquisition, the Company issued approximately 3.7 million shares of SanDisk common stock and assumed equity instruments to issue 567,704 shares of common stock.  The assumed stock options were valued using the Black-Scholes-Merton valuation model with the following assumptions: stock price of $65.09; a weighted average volatility rate of 52.8%; a risk-free interest rate of 4.3%; a dividend yield of zero and a weighted average expected remaining term of 1.4 years.  The fair value of unvested assumed stock options, which was valued at the consummation date, is being recognized as compensation expense, net of forfeitures, over the remaining vesting period.

Acquisition-Related Restructuring.  During the first quarter of fiscal year 2006, the Company established its plans to integrate the Matrix operations, which included exiting duplicative facilities and recording $17.5 million for acquisition-related restructuring activities, of which $17.4 million related to excess lease obligations.  The lease obligations extend through the end of the lease term in fiscal year 2016.  These acquisition-related restructuring liabilities were included in the purchase price allocation of the cost to acquire Matrix.  As of December 28, 2008, the outstanding accrual balance was $12.7 million related to these long-term lease obligations.

In-process Technology.  As part of the Matrix purchase agreement, a certain amount of the purchase price was allocated to acquired in-process technology, which was determined through established valuation techniques in the high-technology computer industry and written-off in the first quarter of fiscal year 2006 because technological feasibility had not been established and no alternative future uses existed.  The value was determined by estimating the net cash flows and discounting forecasted net cash flows to their present values.  The Company wrote-off the acquired in-process technology of $39.6 million in the first quarter of fiscal year 2006.  As of December 28, 2008, all in-process projects were completed.

The net cash flows from the identified projects were based on estimates of revenues, costs of revenues, research and development expenses, including costs to complete the projects, selling, marketing and administrative expenses, and income taxes from the projects.  The Company believes the assumptions used in the valuations were reasonable at the time of the acquisition.  The estimated net revenues and gross margins were based on management’s projections of the projects and were in line with industry averages.  Estimated total net revenues from the projects were expected to grow through fiscal year 2009 and decline thereafter as other new products are expected to become available.  Estimated operating expenses included research and development expenses and selling, marketing and administrative expenses based upon historical and expected direct expense level and general industry metrics.  Estimated research and development expenses included costs to bring the projects to technological feasibility and costs associated with ongoing maintenance after a product is released.  These activities range from 0% to 5% of Matrix’s portion of the Company’s net revenues for the in-process technologies.

The effective tax rate used in the analysis of the in-process technologies reflected a historical industry-specific average for the United States federal income tax rates.  Discount rates (the rates utilized to discount the net cash flows to their present values) ranging from 12.5% to 15.5% were used in computing the present value of net cash flows for the projects.  The percentage of completion was determined using costs incurred by Matrix prior to the acquisition date compared to the estimated remaining research and development to be completed to bring the projects to technological feasibility.

Pro Forma Results.  The following unaudited pro forma financial information for the twelve months ended December 31, 2006 presents the combined results of the Company, Matrix and msystems, as if the acquisitions had occurred at the beginning of the period presented (in thousands, except per share amounts).  Certain adjustments have been made to the combined results of operations, including amortization of acquisition-related intangible assets; however, charges for acquired in-process technology were excluded as these items were non-recurring.

Twelve months ended
December 31, 2006
Net revenues	$4,030,645
Net income	$340,097
Net income per share:
Basic	$1.49
Diluted	$1.41

The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, Matrix and msystems constituted a consolidated entity during such period.

Note 16:  Stockholders’ Rights Plan

On September 15, 2003, the Company amended its existing stockholder rights plan to terminate the rights issued under that rights plan, and the Company adopted a new rights plan.  Under the new rights plan, rights were distributed as a dividend at the rate of one right for each share of common stock of the Company held by stockholders of record as of the close of business on September 25, 2003.  In November 2006, the Company extended the term of the rights plan, such that the rights will expire on April 28, 2017 unless redeemed or exchanged.  Under the new rights agreement and after giving effect to the Company’s stock dividend effected on February 18, 2004, each right will, under the circumstances described below, entitle the registered holder to buy one two-hundredths of a share of Series A Junior Participating Preferred Stock for $225.00.  The rights will become exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock or commences a tender offer or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company’s common stock.

Note 17:  Litigation

The flash memory industry is characterized by significant litigation seeking to enforce patent and other intellectual property rights.  The Company's patent and other intellectual property rights are primarily responsible for generating license and royalty revenue.  The Company seeks to protect its intellectual property through patents, copyrights, trademarks, trade secret laws, confidentiality agreements and other methods, and has been, and likely will, continue to enforce such rights as appropriate through litigation and related proceedings.  The Company expects that its competitors and others who hold intellectual property rights related to its industry will pursue similar strategies against it in litigation and related proceedings.  From time-to-time, it has been and may continue to be necessary to initiate or defend litigation against third parties.  These and other parties could bring suit against the Company.  In each case listed below where the Company is the defendant, the Company intends to vigorously defend the action.  At this time, the Company does not believe it is reasonably possible that losses related to the litigation described below have occurred beyond the amounts, if any, that have been accrued.

On October 15, 2004, the Company filed a complaint for patent infringement and declaratory judgment of non-infringement and patent invalidity against STMicroelectronics N.V. and STMicroelectronics, Inc. (collectively, “ST”) in the United States District Court for the Northern District of California, captioned SanDisk Corporation v. STMicroelectronics, Inc., et al., Civil Case No. C 04 04379 JF.  The complaint alleges that ST’s products infringe one of the Company’s U.S. patents, U.S. Patent No. 5,172,338 (the “’338 patent”), and also alleges that several of ST’s patents are invalid and not infringed.  On June 18, 2007, the Company filed an amended complaint, removing several of the Company’s declaratory judgment claims.  At a case management conference conducted on June 29, 2007, the parties agreed that the remaining declaratory judgment claims would be dismissed pursuant to a settlement agreement in two matters being litigated in the Eastern District of Texas (Civil Case No. 4:05CV44 and Civil Case No. 4:05CV45, discussed below).  The parties also agreed that the ’338 patent and a second Company patent, presently at issue in Civil Case No. C0505021 JF (discussed below), will be litigated together in this case.  ST filed an answer and counterclaims on September 6, 2007.  ST’s counterclaims included assertions of antitrust violations.  On October 19, 2007, the Company filed a motion to dismiss ST’s antitrust counterclaims.  On December 20, 2007, the Court entered a stipulated order staying all procedural deadlines until the Court resolves the Company’s motion to dismiss.   At a hearing held on January 25, 2008, the Court converted the Company’s motion to dismiss into a motion for summary judgment.  On June 17, 2008, the Court issued a stipulated order rescheduling the hearing on the Company’s motion for summary judgment for September 12, 2008.  On October 17, 2008, the Court issued an order granting in part and denying in part the Company’s motion for summary judgment on ST’s antitrust counterclaims.  The Court has not yet established new procedural deadlines in this matter.

On October 14, 2005, STMicroelectronics, Inc. (“STMicro”) filed a complaint against the Company and the Company’s CEO, Dr. Eli Harari, in the Superior Court of the State of California for the County of Alameda, captioned STMicroelectronics, Inc. v. Harari, Case No. HG 05237216 (the “Harari Matter”).  The complaint alleges that STMicro, as the successor to Wafer Scale Integration, Inc.’s (“WSI”) legal rights, has an ownership interest in several Company patents that were issued from applications filed by Dr. Harari, a former WSI employee.  The complaint seeks the assignment or co-ownership of certain inventions and patents conceived of by Dr. Harari, including some of the patents asserted by the Company in its litigations against STMicro, as well as damages in an unspecified amount.  On November 15, 2005, Dr. Harari and the Company removed the case to the U.S. District Court for the Northern District of California, where it was assigned case number C05-04691.  On December 13, 2005, STMicro filed a motion to remand the case back to the Superior Court of Alameda County.  The case was remanded to the Superior Court of Alameda County on July 18, 2006, after briefing and oral argument on a motion by STMicro for reconsideration of an earlier order denying STMicro’s request for remand.  Due to the remand, the District Court did not rule upon a summary judgment motion previously filed by the Company.  In the Superior Court of Alameda County, the Company filed a Motion to Transfer Venue to Santa Clara County on August 10, 2006, which was denied on September 12, 2006.  On October 6, 2006, the Company filed a Petition for Writ of Mandate with the First District Court of Appeal, which asked that the Superior Court’s September 12, 2006 Order be vacated, and the case transferred to Santa Clara County.  On October 20, 2006, the Court of Appeal requested briefing on the Company’s petition for a writ of mandate and stayed the action during the pendency of the writ proceedings.  On January 17, 2007, the Court of Appeal issued an alternative writ directing the Superior Court to issue a new order granting the Company’s venue transfer motion or to show cause why a writ of mandate should not issue compelling such an order.  On January 23, 2007, the Superior Court of Alameda transferred the case to Santa Clara County as a result of the writ proceeding at the Court of Appeal.  The Company also filed a special motion to strike STMicro’s unfair competition claim, which the Superior Court denied on September 11, 2006.  The Company appealed the denial of that motion, and the proceedings at the Superior Court were stayed during the pendency of the appeal.  On August 7, 2007, the First District Court of Appeal affirmed the Superior Court’s decision, and the Supreme Court subsequently denied the Company’s petition for review.  On February 7, 2008, the Company and Dr. Harari moved for judgment on the pleadings on the ground that the federal courts have exclusive jurisdiction over the claims in the case.  The Superior Court denied this motion and litigation then proceeded at the Superior Court until May 7, 2008, when the Company and Dr. Harari again removed the case to the U.S. District Court for the Northern District of California.  The District Court consolidated the case and the previously-removed action under case number C05-04691.  STMicro filed a motion to remand which was granted on August 26, 2008.  The case was remanded to the Superior Court for the County of Santa Clara, Case No. 1-07-CV-080123, and trial has been set for September 8, 2009.  On January 30, 2009, the Company and Dr. Harari filed a motion for summary judgment on the grounds that STMicro’s claims are time-barred.  The motion for summary judgment is scheduled to be heard on April 27, 2009.

On December 6, 2005, the Company filed a complaint for patent infringement in the United States District Court for the Northern District of California against ST (Case No. C0505021 JF).  In the suit, the Company seeks damages and injunctions against ST from making, selling, importing or using flash memory chips or products that infringe the Company’s U.S. Patent No. 5,991,517 (the “’517 patent”).  As discussed above, the ’517 patent will be litigated together with the ’338 patent in Civil Case No. C 04 04379JF.

On September 11, 2006, Mr. Rabbi, a shareholder of msystems Ltd. (“msystems”), a company subsequently acquired by the Company in or about November 2006, filed a derivative action in Israel and a motion to permit him to file the derivative action against msystems and four directors of msystems arguing that options were allegedly allocated to officers and employees of msystems in violation of applicable law.  Mr. Rabbi claimed that the aforementioned actions allegedly caused damage to msystems.  On January 25, 2007, SanDisk IL Ltd. (“SDIL”), successor in interest to msystems, filed a motion to dismiss the motion to seek leave to file the derivative action and the derivative action on the grounds, inter alia, that Mr. Rabbi ceased to be a shareholder of msystems after the merger between msystems and the Company.  On March 12, 2008, the court granted SDIL’s motion and dismissed the motion to seek leave to file the derivative action and consequently, the derivative action itself was dismissed.  On May 15, 2008, Mr. Rabbi filed an appeal with the Supreme Court of Israel, the hearing of which is set for March 19, 2009.

On February 16, 2007, Texas MP3 Technologies, Ltd. (“Texas MP3”) filed suit against the Company, Samsung Electronics Co., Ltd., Samsung Electronics America, Inc. and Apple Inc., Case No. 2:07-CV-52, in the Eastern District of Texas, Marshall Division, alleging infringement of U.S. Patent 7,065,417 (the “’417 patent”).  On June 19, 2007, the Company filed an answer and counterclaim:  (a) denying infringement; (b) seeking a declaratory judgment that the ’417 patent is invalid, unenforceable and not infringed by the Company.  On July 31, 2007, Texas MP3 filed an amended complaint against the Company and the other parties named in the original complaint, alleging infringement of the ’417 patent.  On August 1, 2007, defendant Apple, Inc. filed a motion to stay the litigation pending completion of an inter-partes reexamination of the ’417 patent by the U.S. Patent and Trademark Office.  That motion was denied.  On August 10, 2007, the Company filed an answer to the amended complaint and a counterclaim: (a) denying infringement; (b) seeking a declaratory judgment that the ’417 patent is invalid, unenforceable and not infringed by the Company.  Texas MP3 and the Company have reached a settlement, effective January 16, 2009.  As a result of the settlement the Court dismissed all claims against the Company with prejudice on January 23, 2009.

On or about May 11, 2007, the Company received written notice from Alcatel-Lucent, S.A. (“Lucent”), alleging that the Company’s digital music players require a license to U.S. Patent No. 5,341,457 (the “’457 patent”) and U.S. Patent No. RE 39,080 (the “’080 patent”).  On July 13, 2007, the Company filed a complaint for a declaratory judgment of non-infringement and patent invalidity against Lucent Technologies Inc. and Lucent in the United States District Court for the Northern District of California, captioned SanDisk Corporation v. Lucent Technologies Inc., et al., Civil Case No. C 07 03618.  The complaint sought a declaratory judgment that the Company does not infringe the two patents asserted by Lucent against the Company’s digital music players.  The complaint further sought a judicial determination and declaration that Lucent’s patents are invalid.  Defendants answered and asserted a counterclaim of infringement in connection with the ’080 patent.  Defendants also moved to dismiss the case without prejudice and/or stay the case pending their appeal of a judgment involving the same patents in suit entered by the United States District Court for the Southern District of California.  The Company moved for summary judgment on its claims for declaratory relief and moved to dismiss defendant Lucent’s counterclaim for infringement of the ’080 patent as a matter of law.  The Court granted Defendants’ motion to stay and dismissed all other motions without prejudice.  In November 2008, this case was settled with Lucent stipulating to non-infringement by the Company and dismissing its counterclaim with prejudice.

On August 10, 2007, Lonestar Invention, L.P. (“Lonestar”) filed suit against the Company in the Eastern District of Texas, Civil Action No. 6:07-CV-00374-LED.  The complaint alleges that a memory controller used in the Company’s flash memory devices infringes U.S. Patent No. 5,208,725.  Lonestar sought a permanent injunction, actual damages, treble damages for willful infringement, and costs and attorney fees.  The Company answered Lonestar’s complaint, denying the allegations.  Pursuant to a settlement agreement reached, the lawsuit was dismissed on November 14, 2008.  Lonestar’s claims were dismissed with prejudice with respect to the particular products accused of infringement.  SanDisk’s counterclaims were dismissed without prejudice.

On September 11, 2007, the Company and the Company’s CEO, Dr. Eli Harari, received grand jury subpoenas issued from the United States District Court for the Northern District of California indicating a Department of Justice investigation into possible antitrust violations in the NAND flash memory industry.  The Company also received a notice from the Canadian Competition Bureau (“Bureau”) that the Bureau has commenced an industry-wide investigation with respect to alleged anti-competitive activity regarding the conduct of companies engaged in the supply of NAND flash memory chips to Canada and requesting that the Company preserve any records relevant to such investigation.  The Company is cooperating in these investigations.

On September 11, 2007, Premier International Associates LLC (“Premier”) filed suit against the Company and 19 other named defendants, including Microsoft Corporation, Verizon Communications Inc. and AT&T Inc., in the United States District Court for the Eastern District of Texas (Marshall Division).  The suit, Case No. 2-07-CV-396, alleges infringement of Premier's U.S. Patents 6,243,725 (the “’725”) and 6,763,345 (the “’345”) by certain of the Company’s portable digital music players, and seeks an injunction and damages in an unspecified amount.  On December 10, 2007, an amended complaint was filed.  On February 5, 2008, the Company filed an answer to the amended complaint and counterclaims: (a) denying infringement; (b) seeking a declaratory judgment that the ’725 and ’345 patents are invalid, unenforceable and not infringed by the Company.  On February 5, 2008, the Company, along with the other defendants in the action, filed a motion to stay the litigation pending completion of reexaminations of the ’725 and ’345 patents by the U.S. Patent and Trademark Office.  This motion was granted and on June 4, 2008, the action is currently stayed.

On October 24, 2007, the Company filed a complaint under Section 337 of the Tariff Act of 1930 (as amended) (Inv. No. 337-TA-619) titled, “In the matter of flash memory controllers, drives, memory cards, and media players and products containing same” in the ITC (hereinafter, “the 619 Investigation”), naming the following companies as respondents:  Phison Electronics Corp. (“Phison”); Silicon Motion Technology Corp., Silicon Motion, Inc. (Taiwan), Silicon Motion, Inc. (California), and Silicon Motion International, Inc. (collectively, “Silicon Motion”); USBest Technology, Inc. dba Afa Technologies, Inc. (“USBest”); Skymedi Corp. (“Skymedi”); Chipsbrand Microelectronics (HK) Co., Ltd., Chipsbank Technology (Shenzhen) Co., Ltd., and Chipsbank Microelectronics Co., Ltd., (collectively, “Chipsbank”); Zotek Electronic Co., Ltd., dba Zodata Technology Ltd. (collectively, “Zotek”); Infotech Logistic LLC (“Infotech”); Power Quotient International Co., Ltd., and PQI Corp. (collectively, “PQI”); Power Quotient International (HK) Co., Ltd.; Syscom Development Co. Ltd.; PNY Technologies, Inc. (“PNY”); Kingston Technology Co., Inc., Kingston Technology Corp., Payton Technology Corp., and MemoSun, Inc. (collectively, “Kingston”); Buffalo, Inc., Melco Holdings, Inc., and Buffalo Technology (USA), Inc. (collectively, “Buffalo”); Verbatim Corp. (“Verbatim”); Transcend Information Inc. (Taiwan), Transcend Information Inc. (California), and Transcend Information Maryland, Inc., (collectively, “Transcend”); Imation Corp., Imation Enterprises Corp., and Memorex Products, Inc. (collectively, “Imation”); Add-On Computer Peripherals, Inc. and Add-On Computer Peripherals, LLC (collectively, “Add-On Computer Peripherals”); Add-On Technology Co.; A-Data Technology Co., Ltd., and A-Data Technology (USA) Co., Ltd., (collectively, “A-DATA”); Apacer Technology Inc. and Apacer Memory America, Inc. (collectively, “Apacer”); Acer, Inc. (“Acer”); Behavior Tech Computer Corp. and Behavior Tech Computer (USA) Corp. (collectively, “Behavior”); Emprex Technologies Corp.(“Emprex”); Corsair Memory, Inc. (“Corsair”); Dane-Elec Memory S.A., and Dane-Elec Corp. USA, (collectively, “Dane-Elec”); Deantusaiocht Dane-Elec TEO; EDGE Tech Corp. (“EDGE”); Interactive Media Corp, (“Interactive”); Kaser Corp. (“Kaser”); LG Electronics, Inc., and LG Electronics U.S.A., Inc., (collectively, “LG”); TSR Silicon Resources Inc. (“TSR”); and Welldone Co. (“Welldone”).  In the complaint, the Company asserts that respondents’ accused flash memory controllers, drives, memory cards, and media players infringe the following: U.S. Patent No. 5,719,808 (the “’808 patent”); U.S. Patent No. 6,763,424 (the “’424 patent”); U.S. Patent No. 6,426,893 (the “’893 patent”); U.S. Patent No. 6,947,332 (the “’332 patent”); and U.S. Patent No. 7,137,011 (the “’011 patent”).  The Company seeks an order excluding the accused products from entry into the United States as well as a permanent cease and desist order against the respondents.  Since filing its complaint, the Company has terminated the investigation as to the’808 patent, the ’893 patent, and the ’332 patent.  After filing its complaint, the Company reached settlement agreements with Add-On Computer Peripherals, EDGE, Infotech, Interactive, Kaser, PNY, TSR, Verbatim, Chipsbank, USBest and Welldone.  The investigation has been terminated as to these respondents in light of these settlement agreements.  Three of the remaining respondents – Buffalo, Corsair, and A-Data – were terminated from the investigation after entering consent orders.  The investigation has also been terminated as to Add-On Tech. Co., Behavior, Emprex, and Zotek after these respondents were found in default.  The investigation has also been terminated as to Acer, Payton, Silicon Motion Tech. Corp., and Silicon Motion, Int’l Inc.  The Company also terminated PQI from the investigation as to the ’011 patent.  On July 15, 2008, the ALJ issued a Markman ruling regarding the ’011 patent, the ’893 patent, the ’332 patent, and the ’424 patent. Beginning October 27, 2008, the ALJ held an evidentiary hearing.  At the hearing, the respondents denied infringement and raised several affirmative defenses including, among others, lack of domestic industry, invalidity, unenforceability, patent misuse, license, patent exhaustion, intervening rights, and laches.  After the hearing, the parties filed a series of post-hearing briefs.  On February 9, 2009, the ALJ extended the target date for conclusion of the investigation to August 10, 2009.  The ALJ is expected to issue an initial determination on the merits by April 10, 2009.

On October 24, 2007, the Company filed a complaint for patent infringement in the United States District Court for the Western District of Wisconsin against the following defendants: Phison, Silicon Motion, Synergistic Sales, Inc. (“Synergistic”), USBest, Skymedi, Chipsbank, Infotech, Zotek, PQI, PNY, Kingston, Buffalo, Verbatim, Transcend, Imation, Add-On Computer Peripherals, A-DATA, Apacer, Behavior, Corsair, Dane-Elec, EDGE, Interactive, LG, TSR and Welldone.  In this action, Case No. 07-C-0607-C, the Company asserts that the defendants infringe the ’808 patent, the ’424 patent, the ’893 patent, the ’332 patent and the ’011 patent.  The Company seeks damages and injunctive relief.  In light of the above mentioned settlement agreements, the Company dismissed its claims against Add-On Computer Peripherals, EDGE, Infotech, Interactive, PNY, TSR and Welldone.  The Company also voluntarily dismissed its claims against Acer and Synergistic without prejudice.  The Company also voluntarily dismissed its claims against Corsair in light of its agreement to sell flash memory products only under license or consent from the Company.   On November 21, 2007, defendant Kingston filed a motion to stay this action.  Several defendants joined in Kingston’s motion.  On December 19, 2007, the Court issued an order staying the case in its entirety until the 619 Investigation becomes final.  On January 14, 2008, the Court issued an order clarifying that the entire case is stayed for all parties.

On October 24, 2007, the Company filed a complaint for patent infringement in the United States District Court for the Western District of Wisconsin against the following defendants: Phison, Silicon Motion, Synergistic, USBest, Skymedi, Zotek, Infotech, PQI, PNY, Kingston, Buffalo, Verbatim, Transcend, Imation, A-DATA, Apacer, Behavior, and Dane-Elec.  In this action, Case No. 07-C-0605-C, the Company asserts that the defendants infringe U.S. Patent No. 6,149,316 (the “’316 patent”) and U.S. Patent No. 6,757,842 (the “’842 patent”).  The Company seeks damages and injunctive relief.  In light of above mentioned settlement agreements, the Company dismissed its claims against Infotech and PNY.  The Company also voluntarily dismissed its claims against Acer and Synergistic without prejudice.  On November 21, 2007, defendant Kingston filed a motion to consolidate and stay this action.  Several defendants joined in Kingston’s motion.  On December 17, 2007, the Company filed an opposition to Kingston’s motion.  That same day, several defendants filed another motion to stay this action.  On January 7, 2008, the Company opposed the defendants’ second motion to stay.  On January 22, 2008, defendants Phison, Skymedi and Behavior filed motions to dismiss the Company’s complaint for lack of personal jurisdiction.  That same day, defendants Phison, Silicon Motion, USBest, Skymedi, PQI, Kingston, Buffalo, Verbatim, Transcend, A-DATA, Apacer, and Dane-Elec answered the Company’s complaint denying infringement and raising several affirmative defenses.  These defenses included, among others, lack of personal jurisdiction, improper venue, lack of standing, invalidity, unenforceability, express license, implied license, patent exhaustion, waiver, latches, and estoppel.  On January 24, 2008, Silicon Motion filed a motion to dismiss the Company’s complaint for lack of personal jurisdiction.  On January 25, 2008, Dane-Elec also filed a motion to dismiss the Company’s complaint for lack of personal jurisdiction.  On January 28, 2008, the Court issued an order staying the case in its entirety with respect to all parties until the proceeding in the 619 Investigation become final.  In its order, the Court also consolidated this action (Case Nos. 07-C-0605-C) with the action discussed in the preceding paragraph (07-C-0607-C).

Between August 31, 2007 and December 14, 2007, the Company (along with a number of other manufacturers of flash memory products) was sued in the Northern District of California, in eight purported class action complaints.  On February 7, 2008, all of the civil complaints were consolidated into two complaints, one on behalf of direct purchasers and one on behalf of indirect purchasers, in the Northern District of California in a purported class action captioned In re Flash Memory Antitrust Litigation, Civil Case No. C07-0086.  Plaintiffs allege the Company and a number of other manufacturers of flash memory products conspired to fix, raise, maintain, and stabilize the price of NAND flash memory in violation of state and federal laws.  The lawsuits purport to be on behalf of purchasers of flash memory between January 1, 1999 through the present.  The lawsuits seek an injunction, damages, restitution, fees, costs, and disgorgement of profits.  On April 8, 2008, the Company, along with co-defendants, filed motions to dismiss the direct purchaser and indirect purchaser complaints.  Also on April 8, 2008, the Company, along with co-defendants, filed a motion for a protective order to stay discovery.  On April 22, 2008, direct and indirect purchaser plaintiffs filed oppositions to the motions to dismiss.  The Company’s, along with co-defendants’, reply to the oppositions was filed May 13, 2008.  The Court took the motions to dismiss and the motion for a protective order under submission on June 3, 2008, and has yet to issue its ruling.

On November 6, 2007, Gil Mosek, a former employee of SanDisk IL Ltd. (“SDIL”), filed a lawsuit against SDIL, Dov Moran and Amir Ban in the Tel-Aviv District Court, claiming that he and Amir Ban, another former employee of SDIL, reached an agreement according to which a jointly-held company should have been established together with SDIL. According to Mr. Mosek, SDIL knew about the agreement, approved it and breached it, while deciding not to establish the jointly-held company.  On January 1, 2008, SDIL filed a statement of defense. Simultaneously, SDIL filed a request to dismiss the lawsuit, claiming that Mr. Mosek signed a waiver in favor of SDIL, according to which he has no claim against SDIL.  On February 12, 2008, Mr. Mosek filed a request to allow him to present certain documents, which contain confidential information of SDIL.  On February 26, 2008, SDIL opposed this request, claiming that SDIL’s documents are the sole property of SDIL and Mr. Mosek has no right to hold and to use them.  On March 6, 2008, the court decided that Mr. Mosek has to pay a fee according to the estimated amount of the claim.  On April 3, 2008, Mr. Mosek filed a request to amend the claim by setting the claim on an amount of NIS 3,000,000.  On April 9, 2008, SDIL filed its response to this request, according to which it has no objection to the amendment, subject to the issuance of an order for costs.  On April 10, 2008, the Court accepted Mr. Mosek’s request.  According to the settlement agreement, reached between the SDIL and Amir Ban in January 2008, Amir Ban shall indemnify and hold SDIL harmless with regard to the claim filed by Mosek, as described in this section above.  At a pre-trial hearing held on February 9, 2009, the Court indicated that Mr. Mosek should transfer his claim to the Tel-Aviv Labor Court due to the District Court’s lack of jurisdiction.  Mr. Mosek asked for the Court's permission to divide the lawsuit into two parts so the action against Amir Ban may be transferred to the Labor Court whereas the claim against SDIL would remain in the District Court.  The District Court has not yet ruled as to whether the portion of the claim against Amir Ban should be transferred to the Labor Court together with the claim against SDIL.

In April 2006, the Company's subsidiary SanDisk IL Ltd. (“SDIL”) terminated its supply and license agreement (the “Agreement”) with Samsung.  As a result of this termination, the Company’s subsidiary no longer was entitled to purchase products on favorable pricing terms from Samsung, Samsung no longer had a life-of-patent license to the Company’s subsidiary’s patents, and no further patent licensing payments would be due.  Samsung contested the termination and SDIL commenced an arbitration proceeding seeking a declaration that its termination was valid.  Samsung asserted various defenses and counterclaims in the arbitration.  A hearing was held in December 2007, and the arbitration panel issued an award on May 16, 2008 declaring that SDIL’s termination of the agreement was valid and effective, and dismissing all Samsung’s counterclaims (the “Award”).  On July 24, 2008, in an action captioned Samsung Electronics Co., Ltd. v. SanDisk IL f/k/a M-Systems Ltd., No. 08 Civ. 6596 (AKH), Samsung filed a petition to vacate the award in the District Court for the Southern District of New York (“Samsung's Petition”).  On September 18, 2008, in an action captioned SanDisk IL, Ltd. f/k/a msystems Ltd., No. 08 Civ. 8069 (AKH), SDIL petitioned to confirm the award pursuant to the dispute resolution provisions of the Agreement and Section 207 of the Federal Arbitration Act, 9 U.S.C. § 207.  On September 22, 2008, Samsung withdrew its petition for vacatur and asked the Court to immediately enter judgment against itself with respect to SDIL's petition to confirm.  On September 24, 2008, the Court entered judgment in favor of SDIL on SDIL's petition to confirm the award.  On October 7, 2008, SDIL filed a motion for attorneys’ fees and expenses incurred in connection with Samsung's withdrawn petition to vacate the award.  On October 20, 2008, after Samsung offered to pay in full the expenses claimed by SDIL, the motion for attorneys’ fees and expenses was denied by the District Court.

On September 14, 2008, Daniel Harkabi and Gidon Elazar, former employees and founders of MDRM, Inc., filed a breach of contract action in the U.S. District Court for the Southern District of New York seeking earn-out payments of approximately $3.8 million in connection with SanDisk’s acquisition of MDRM, Inc. in fiscal year 2004.  A mediation was held in June 2007, as required by the acquisition agreement, but was unsuccessful.  The Company filed its answer on November 14, 2008 and discovery is proceeding.

On September 17, 2008, a purported shareholder class action, captioned McBride v. Federman, et al., Case No. 1-08-CV-122921, was filed in the Superior Court of California in Santa Clara County.  The lawsuit was brought by a purported shareholder of the Company and names as defendants the Company and its directors, Irwin Federman, Steven J. Gomo, Dr. Eli Harari, Eddy W. Hartenstein, Catherine P. Lego, Michael E. Marks, and Dr. James D. Meindl.  The complaint alleges breach of fiduciary duty by the Company and its directors in rejecting Samsung Electronics Co., Ltd.'s non-binding proposal to acquire all of the outstanding common stock of the Company for $26.00 per share.  On September 29, 2008, plaintiff served his first request for production of documents on the Company.  On October 17, 2008, the Company and its directors filed a demurrer seeking dismissal of the lawsuit, and plaintiff served his first requests for production of documents on the Company's directors.  On November 4, 2008, the parties filed a stipulation to dismiss the litigation without prejudice, with each party to bear its own costs.  On November 11, 2008, the Court dismissed the case without prejudice.

On October 1, 2008, NorthPeak Wireless LLC (“NorthPeak”) filed suit against the Company and 30 other named defendants including Dell, Inc., Fujitsu Computer Systems Corp., Gateway, Inc., Hewlett-Packard Company and Toshiba America, Inc., in the United States District Court for the Northern District of Alabama, Northeastern Division.  The suit, Case No. CV-08-J-1813, alleges infringement of U.S. Patents 4,977,577 and 5,978,058 by certain of the Company’s discontinued wireless electronic products.  On January 21, 2009, the Court granted a motion by the defendants to transfer the case to the United States District Court for the Northern District of California, where it is now Case No. 3:09-CV-01813.

Note 18:  Condensed Consolidating Financial Statements

As part of the acquisition of msystems Ltd. (hereinafter referred to as “SanDisk IL Ltd.,” “SDIL,” or “Other Guarantor Subsidiary”) in November 2006, the Company entered into a supplemental indenture whereby the Company became an additional obligor and guarantor of the assumed $75 million 1% Convertible Notes due 2035 issued by M-Systems Finance, Inc. (the “Subsidiary Issuer” or “mfinco”) and guaranteed by SDIL.  The Company’s (the “Parent Company”) guarantee is full and unconditional, and joint and several with SDIL.  Both SDIL and mfinco are wholly-owned subsidiaries of the Company.  The following Condensed Consolidating Financial Statements present separate information for mfinco as the subsidiary issuer, the Company and SDIL as guarantors, and the Company’s other combined non-guarantor subsidiaries, and should be read in conjunction with the Consolidated Financial Statements of the Company.

These Condensed Consolidating Financial Statements have been prepared using the equity method of accounting.  Earnings of subsidiaries are reflected in the Company’s investment in subsidiaries account.  The elimination entries eliminate investments in subsidiaries, related stockholders’ equity and other intercompany balances and transactions.  Amounts of operating and financing cash flows related to combined non-guarantor subsidiaries and consolidating adjustments for the fiscal year ended December 30, 2007 have been revised to properly reflect certain reclassifications.  The reclassifications did not have any effect on the net change in cash and cash equivalents for the Combined Non-guarantor Subsidiaries, the Consolidating Adjustments or the Total Company columns of the Condensed Consolidating Statements of Cash Flows for the fiscal year ended December 30, 2007.

Condensed Consolidating Statements of Operations For the fiscal year ended December 28, 2008
	Parent Company (1)	Subsidiary Issuer (1)	Other Guarantor Subsidiary (1)	Combined Non-Guarantor Subsidiaries (2)	Consolidating Adjustments	Total Company
	(In thousands)
Total revenues	$1,825,252	$—	$222,089	$5,125,483	$(3,821,472)	$3,351,352
Total cost of revenues	1,841,644	—	132,897	4,918,089	(3,604,365)	3,288,265
Gross profit (loss)	(16,392)	—	89,192	207,394	(217,107)	63,087
Total operating expenses	710,534	—	133,642	390,523	801,868	2,036,567
Operating income (loss)	(726,926)	—	(44,450)	(183,129)	(1,018,975)	(1,973,480)
Total other income (expense)	(29,769)	(1)	8,510	47,970	(5,604)	21,106
Income (loss) before provision for income taxes	(756,695)	(1)	(35,940)	(135,159)	(1,024,579)	(1,952,374)
Provision for income taxes	12,372	—	7,169	14,709	—	34,250
Equity in net income (loss) of consolidated subsidiaries	(157,340)	—	18,407	40,189	98,744	—
Net income (loss) attributable to common stockholders	$(926,407)	$(1)	$(24,702)	$(109,679)	$(925,835)	$(1,986,624)

(1)  This represents legal entity results which exclude any subsidiaries required to be consolidated under GAAP.
(2)  This represents all other legal subsidiaries.

Condensed Consolidating Statements of Operations For the fiscal year ended December 30, 2007
	Parent Company (1)	Subsidiary Issuer (1)	Other Guarantor Subsidiary (1)	Combined Non-Guarantor Subsidiaries (2)	Consolidating Adjustments	Total Company
	(In thousands)
Total revenues	$2,193,435	$—	$311,441	$4,993,166	$(3,601,676)	$3,896,366
Total cost of revenues	1,253,220	—	299,885	4,601,636	(3,461,094)	2,693,647
Gross profit (loss)	940,215	—	11,556	391,530	(140,582)	1,202,719
Total operating expenses	513,827	—	147,678	401,464	(136,764)	926,205
Operating income (loss)	426,388	—	(136,122)	(9,934)	(3,818)	276,514
Total other income (expense)	60,733	1	23,324	(12,215)	4,301	76,144
Income (loss) before provision for income taxes	487,121	1	(112,798)	(22,149)	483	352,658
Provision for income taxes	145,405	—	7,539	3,895	(8)	156,831
Equity in net income (loss) of consolidated subsidiaries	9,005	—	(2,816)	3,836	(10,025)	—
Net income (loss)	350,721	1	(123,153)	(22,208)	(9,534)	195,827
Less: Income attributable to non-controlling interests	—	—	5,211	—	—	5,211
Net income (loss) attributable to common stockholders	$350,721	$1	$(128,364)	$(22,208)	$(9,534)	$190,616

Condensed Consolidating Statements of Operations For the fiscal year ended December 31, 2006
	Parent Company(1)	Subsidiary Issuer (1)	Other Guarantor Subsidiary (1)	Combined Non-Guarantor Subsidiaries(2)	Consolidating Adjustments	Total Company
	(In thousands)
Total revenues	$2,101,601	$—	$89,411	$4,165,416	$(3,098,903)	$3,257,525
Total cost of revenues	1,280,102	—	84,763	3,664,513	(3,011,326)	2,018,052
Gross profit (loss)	821,499	—	4,648	500,903	(87,577)	1,239,473
Total operating expenses	467,259	—	212,735	324,587	(91,442)	913,139
Operating income (loss)	354,240	—	(208,087)	176,316	3,865	326,334
Total other income (expense)	69,062	5	3,282	44,925	(40,253)	77,021
Income (loss) before provision (benefit) for income taxes	423,302	5	(204,805)	221,241	(36,388)	403,355
Provision (benefit) for income taxes	220,526	—	(1,485)	2,302	—	221,343
Equity in net income (loss) of consolidated subsidiaries	207,438	—	528	26,077	(234,043)	—
Net income (loss)	410,214	5	(202,792)	245,016	(270,431)	182,012
Less: Income attributable to non-controlling interests	—	—	1,619	—	—	1,619
Net income (loss) attributable to common stockholders	$410,214	$5	$(204,411)	$245,016	$(270,431)	$180,393

(1)  This represents legal entity results which exclude any subsidiaries required to be consolidated under GAAP.
(2)  This represents all other legal subsidiaries.

Condensed Consolidating Balance Sheets As of December 28, 2008
	Parent Company (1)	Subsidiary Issuer (1)	Other Guarantor Subsidiary (1)	Combined Non-Guarantor Subsidiaries (2)	Consolidating Adjustments	Total Company
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$376,052	$66	$51,806	$534,137	$—	$962,061
Short-term investments	443,632	—	33,664	—	—	477,296
Accounts receivable, net	76,733	—	1,862	43,497	—	122,092
Inventory	87,612	—	1,573	511,740	(2,674)	598,251
Other current assets	1,165,716	—	209,861	1,424,708	(2,246,301)	553,984
Total current assets	2,149,745	66	298,766	2,514,082	(2,248,975)	2,713,684
Property and equipment, net	205,022	—	33,478	158,487	—	396,987
Other non-current assets	2,778,895	73,710	69,797	1,564,731	(1,665,664)	2,821,469
Total assets	$5,133,662	$73,776	$402,041	$4,237,300	$(3,914,639)	$5,932,140

LIABILITIES
Current liabilities:
Accounts payable	$81,014	$—	$3,379	$526,809	$(211)	$610,991
Other current accrued liabilities	1,105,212	2,166	21,567	1,841,278	(2,318,205)	652,018
Total current liabilities	1,186,226	2,166	24,946	2,368,087	(2,318,416)	1,263,009
Convertible long-term debt	879,094	75,000	—	—	—	954,094
Non-current liabilities	188,825	—	17,963	75,964	(8,436)	274,316
Total liabilities	2,254,145	77,166	42,909	2,444,051	(2,326,852)	2,491,419

EQUITY
Stockholders’ equity	2,879,517	(3,390)	358,981	1,793,249	(1,587,787)	3,440,570
Non-controlling interests	—	—	151	—	—	151
Total equity	2,879,517	(3,390)	359,132	1,793,249	(1,587,787)	3,440,721
Total liabilities and equity	$5,133,662	$73,776	$402,041	$4,237,300	$(3,914,639)	$5,932,140

(1)  This represents legal entity results which exclude any subsidiaries required to be consolidated under GAAP.
(2)  This represents all other legal subsidiaries.

Condensed Consolidating Balance Sheets As of December 30, 2007
	Parent Company (1)	Subsidiary Issuer (1)	Other Guarantor Subsidiary (1)	Combined Non-Guarantor Subsidiaries (2)	Consolidating Adjustments	Total Company
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$389,337	$215	$90,639	$353,558	$—	$833,749
Short-term investments	1,001,641	—	—	—	—	1,001,641
Accounts receivable, net	215,049	—	32,497	223,624	(8,187)	462,983
Inventory	104,626	—	30,238	423,850	(3,637)	555,077
Other current assets	751,497	—	221,932	823,387	(1,358,984)	437,832
Total current assets	2,462,150	215	375,306	1,824,419	(1,370,808)	3,291,282
Property and equipment, net	222,038	—	34,975	165,882	—	422,895
Other non-current assets	2,565,260	71,998	925,424	1,350,985	(1,520,372)	3,393,295
Total assets	$5,249,448	$72,213	$1,335,705	$3,341,286	$(2,891,180)	$7,107,472

LIABILITIES
Current liabilities:
Accounts payable	$48,386	$—	$34,462	$362,138	$(832)	$444,154
Other current accrued liabilities	587,129	601	66,353	1,253,114	(1,437,468)	469,729
Total current liabilities	635,515	601	100,815	1,615,252	(1,438,300)	913,883
Convertible long-term debt	828,580	75,000	—	—	—	903,580
Non-current liabilities	66,349	—	11,428	60,839	(4,910)	133,706
Total liabilities	1,530,444	75,601	112,243	1,676,091	(1,443,210)	1,951,169

EQUITY
Stockholders’ equity	3,719,004	(3,388)	1,222,395	1,665,195	(1,447,970)	5,155,236
Non-controlling interests	—	—	1,067	—	—	1,067
Total equity	3,719,004	(3,388)	1,223,462	1,665,195	(1,447,970)	5,156,303
Total liabilities and equity	$5,249,448	$72,213	$1,335,705	$3,341,286	$(2,891,180)	$7,107,472

(1)  This represents legal entity results which exclude any subsidiaries required to be consolidated under GAAP.
(2)  This represents all other legal subsidiaries.

Condensed Consolidating Statements of Cash Flows For the fiscal year ended December 28, 2008
	Parent Company(1)	Subsidiary Issuer(1)	Other Guarantor Subsidiary(1)	Combined Non-Guarantor Subsidiaries (2)	Consolidating Adjustments	Total Company
	(In thousands)
Net cash provided by (used in) operating activities	$(459,599)	$(149)	$37,217	$510,255	$—	$87,724
Net cash provided by (used in) investing activities	424,352	—	(75,134)	(319,891)	—	29,327
Net cash provided by (used in) financing activities	21,639	—	(916)	(9,785)	—	10,938
Effect of changes in foreign currency exchange rates on cash	323	—	—	—	—	323
Net increase (decrease) in cash and cash equivalents	(13,285)	(149)	(38,833)	180,579	—	128,312
Cash and cash equivalents at beginning of period	389,337	215	90,639	353,558	—	833,749
Cash and cash equivalents at end of period	$376,052	$66	$51,806	$534,137	$—	$962,061

Condensed Consolidating Statements of Cash Flows For the fiscal year ended December 30, 2007
	Parent Company(1)	Subsidiary Issuer(1)	Other Guarantor Subsidiary(1)	Combined Non-Guarantor Subsidiaries (2)	Consolidating Adjustments	Total Company
	(In thousands)
Net cash provided by (used in) operating activities	$389,524	$167	$2,351	$264,074	$(3,049)	$653,067
Net cash provided by (used in) investing activities	(983,835)	—	26,087	(260,610)	—	(1,218,358)
Net cash provided by (used in) financing activities	(180,921)	—	(10,020)	9,803	—	(181,138)
Effect of changes in foreign currency exchange rates on cash	(904)	—	382	—	—	(522)
Net increase (decrease) in cash and cash equivalents	(776,136)	167	18,800	13,267	(3,049)	(746,951)
Cash and cash equivalents at beginning of period	1,165,473	48	71,839	340,291	3,049	1,580,700
Cash and cash equivalents at end of period	$389,337	$215	$90,639	$353,558	$—	$833,749

(1)  This represents legal entity results which exclude any subsidiaries required to be consolidated under GAAP.
(2)  This represents all other legal subsidiaries.

Condensed Consolidating Statements of Cash Flows For the fiscal year ended December 31, 2006
	Parent Company(1)	Subsidiary Issuer(1)	Other Guarantor Subsidiary(1)	Combined Non-Guarantor Subsidiaries (2)	Consolidating Adjustments	Total Company
	(In thousands)
Net cash provided by (used in) operating activities	$458,012	$—	$(15,214)	$330,074	$(174,809)	$598,063
Net cash provided by (used in) investing activities	(1,039,970)	48	73,927	(12,066)	—	(978,061)
Net cash provided by (used in) financing activities	1,201,779	—	(3,222)	(1,269)	—	1,197,288
Effect of changes in foreign currency exchange rates on cash	1,542	—	247	(437)	—	1,352
Net increase (decrease) in cash and cash equivalents	621,363	48	55,738	316,302	(174,809)	818,642
Cash and cash equivalents at beginning of period	544,110	—	16,101	23,989	177,858	762,058
Cash and cash equivalents at end of period	$1,165,473	$48	$71,839	$340,291	$3,049	$1,580,700

(1)  This represents legal entity results which exclude any subsidiaries required to be consolidated under GAAP.
(2)  This represents all other legal subsidiaries.

Note 19:  Supplementary Financial Data (Unaudited)
	Fiscal Quarters Ended
	March 30, 2008	June 29, 2008	September 28, 2008	December 28, 2008
	(In thousands, except per share data)
2008
Revenues
Product	$724,051	$687,508	$689,556	$742,128
License and royalty	125,916	128,503	131,941	121,749
Total revenues	849,967	816,011	821,497	863,877
Gross profit (loss)(1)	258,781	150,871	(5,917)	(340,648)
Operating income (loss)(1)	4,912	(101,232)	(250,193)	(1,626,967)
Net income (loss) attributable to common stockholders	$10,960	$(73,754)	$(165,899)	$(1,757,931)
Earnings (loss) per share:
Basic(2)	$0.05	$(0.33)	$(0.74)	$(7.78)
Diluted(2)	$0.05	$(0.33)	$(0.74)	$(7.78)

	Fiscal Quarters Ended
	April 1, 2007	July 1, 2007	September 30, 2007	December 30, 2007
	(In thousands, except per share data)
2007
Revenues
Product	$689,357	$719,991	$918,810	$1,117,967
License and royalty	96,729	107,041	118,613	127,858
Total revenues	786,086	827,032	1,037,423	1,245,825
Gross profit(1)	194,936	223,713	342,320	441,750
Operating income (loss)(1)	(19,517)	13,584	109,151	173,296
Net income (loss) attributable to common stockholders	$(6,215)	$21,928	$76,649	$98,254
Earnings (loss) per share:
Basic(2)	$(0.03)	$0.10	$0.34	$0.43
Diluted(2)	$(0.03)	$0.09	$0.32	$0.42

(1)
Includes the following charges related to share-based compensation, amortization of acquisition-related intangible assets, impairment of goodwill, impairment of acquisition-related intangible assets, impairment of equity investment of FlashVision, Flash Partners and Flash Alliance, restructuring and other, amortization of interest discount, and business interruption proceeds of $21.8 million received in fiscal year 2007, related to a power outage in fiscal year 2006 at FlashVision and Flash Partners.

	Fiscal Quarters Ended
	March 30, 2008	June 29, 2008	September 28, 2008	December 28, 2008
	(In thousands)
Share-based compensation	$23,226	$25,108	$25,551	$23,914
Impairment of goodwill	—	—	—	845,453
Impairment of acquisition-related intangible assets	—	—	—	175,785
Amortization of acquisition-related intangible assets	19,057	19,135	19,348	14,041
Impairment of equity investment of FlashVision, Flash Partners and Flash Alliance	—	—	—	93,400
Restructuring and other	—	4,085	—	31,382
Amortization of bond discount	12,291	12,512	12,745	12,966
Total	$54,574	$60,840	$57,644	$1,196,941

	Fiscal Quarters Ended
	April 1, 2007	July 1, 2007	September 30, 2007	December 30, 2007
	(In thousands)
Share-based compensation	$31,219	$36,970	$34,127	$30,693
Amortization of acquisition-related intangible assets	30,162	21,633	19,182	19,140
Amortization of bond discount	11,429	11,643	11,848	12,065
Business interruption proceeds	—	—	(16,812)	(4,962)
Total	$72,810	$70,246	$48,345	$56,936

(2)
Quarterly earnings per share figures may not total to yearly earnings per share, due to rounding and fluctuations in the number of options included or omitted from diluted calculations based on the stock price or option strike prices.

Note 20:  Subsequent Events

On January 29, 2009, the Company entered into definitive agreements with Toshiba, under which the Company and Toshiba agreed to restructure Flash Partners and Flash Alliance to provide for the acquisition by Toshiba of certain production capacity in connection with the production of NAND flash memory products at the facilities.  The agreements specify the terms and conditions under which each flash venture has agreed to sell to Toshiba more than 20% of its current production capacity through the acquisition by Toshiba of certain owned and leased equipment.  The total value of the restructuring transaction to the Company is approximately $890 million based upon the exchange rate as of January 29, 2009.  Approximately one-third of this value will be in cash paid to the Company and approximately two-thirds of this value represents a transfer of lease obligations to Toshiba which should reduce the Company’s outstanding lease obligations and associated lease guarantees by approximately 28%.  These transactions are expected to occur at several closings between January 30, 2009 and March 31, 2009, subject to certain closing conditions and contingencies.